UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

LINCOLN ELECTRIC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. (the “Company”), which will be held at 11:30 a.m., local time, on Thursday, April 29, 2010 at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. A map showing the location of the Annual Meeting is printed on the outside back cover of the proxy statement.

Enclosed with this letter are the Annual Meeting Notice, Proxy Statement, Proxy and Voting Instruction Form and an envelope in which to return the Proxy and Voting Instruction Form. Also enclosed is a copy of the Annual Report. The Annual Report and proxy statement contain important information about the Company, its Board of Directors and its executive officers. Please read these documents carefully.

If you are a registered holder of shares of common stock of the Company or a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), as a convenience to you and as a means of reducing costs, you may choose to vote your proxy electronically using the Internet or a touch-tone telephone instead of using the conventional method of completing and mailing the enclosed Proxy and Voting Instruction Form. Electronic proxy voting is permitted under Ohio law and the Company’s Amended and Restated Regulations. You will find instructions on how to vote electronically in the proxy statement and on the Proxy and Voting Instruction Form. Having the freedom to vote by means of the Internet, telephone or mail does not limit your right to attend or vote in person at the Annual Meeting, if you prefer. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form, or when prompted if you cast your vote over the Internet or by telephone.

We look forward to seeing you at the Annual Meeting.

Sincerely,

John M. Stropki, Jr.
Chairman, President and Chief Executive Officer
Lincoln Electric Holdings, Inc.

March 19, 2010

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Lincoln Electric Holdings, Inc. (the “Company”) will be held at 11:30 a.m., local time, on Thursday, April 29, 2010, at the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio. Shareholders will be asked to vote on the following proposals:

(1)	Election of four Directors, each to hold office until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified;

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2010; and

(3)	Any other business properly brought before the meeting, or any postponement(s) or adjournment(s) of the meeting.

Shareholders of record as of the close of business on March 3, 2010, the record date, are entitled to vote at the Annual Meeting.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

March 19, 2010

Your vote is very important. Be sure that your shares are represented. Whether or not you plan to attend the Annual Meeting, we recommend that you mark, date, sign and return promptly the enclosed Proxy and Voting Instruction Form in the envelope provided or, in the alternative, vote your shares electronically either over the Internet (www.eproxy.com/leco) or by touch-tone telephone (1-800-560-1965).

If your shares are not registered in your own name and you would like to attend the Annual Meeting, please bring evidence of your share ownership with you. You should be able to obtain evidence of your share ownership from the bank, broker, trustee or other nominee that holds the shares on your behalf.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2010.

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Annual Report, are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 29, 2010

GENERAL INFORMATION

Who is soliciting proxies and why?

The enclosed Proxy is being solicited by the Board of Directors of Lincoln Electric Holdings, Inc. (the “Company”), and the Company will pay the cost of the solicitation. Certain officers and other employees of the Company may also solicit proxies by telephone, letter or personal interview, but will not receive any additional compensation for these activities. The Company will begin mailing this proxy statement on or about March 19, 2010.

If your shares are held in your name, in order to vote your shares you must either attend the Annual Meeting and vote in person or appoint a proxy to vote on your behalf. Because it would be highly unlikely that all shareholders would be able to attend the Annual Meeting, the Board recommends that you appoint a proxy to vote on your behalf, as indicated on the accompanying Proxy and Voting Instruction Form, or appoint your proxy electronically via telephone or the Internet.

What is Householding?

To reduce the expense of delivering duplicate voting materials to shareholders who share the same address, we have taken advantage of the “householding” rules enacted by the Securities and Exchange Commission (“SEC”). As long as we provide proper notice to such shareholders, these rules permit us to deliver only one set of voting materials to shareholders who share the same address, meaning only one copy of the Annual Report, proxy statement and any other shareholder communication will be sent to those households. Each shareholder will, however, receive a separate Proxy and Voting Instruction Form.

How do I obtain a separate set of communications to shareholders?

If you share an address with another shareholder and have received only one copy of the Annual Report, proxy statement or any other shareholder communication, you may request that the Company send a separate copy of these materials to you at no cost to you. The Company will promptly send a copy of these materials to you upon your written or oral request. For this meeting and for future Annual Meetings, you may request separate copies of these materials, or request that the Company send only one set of these materials to you if you are receiving multiple copies, by sending a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc. You may also request separate copies of these materials for this meeting and for future Annual Meetings by calling Roy Morrow, the Company’s Director, Corporate Relations, at 216-383-4893.

Who may vote?

Record holders of shares of common stock of the Company as of the close of business on March 3, 2010, the record date, are entitled to vote at the Annual Meeting. On that date, 42,583,733 shares of common stock of the Company were outstanding. Each share is entitled to one vote on each proposal brought before the meeting.

What shares are included on the proxy card?

If you are both a registered shareholder of the Company and a participant in The Lincoln Electric Company Employee Savings Plan (401(k) plan), you may have received one Proxy and Voting Instruction Form that shows all shares of common stock of the Company registered in your name, including any dividend reinvestment plan shares, and all shares you have (based on the units credited to your account) under the 401(k) plan. Accordingly, your Proxy and Voting Instruction Form also serves as your voting directions to the 401(k) plan Trustee.

Please note, however, that unless the identical name or names appeared on all your accounts, we were not able to consolidate your share information. If that was the case, you received more than one Proxy and Voting Instruction Form and must vote each one separately. If your shares are held through a bank, broker, trustee or some other nominee, you will receive either a voting form or a proxy card from the nominee, instructing you on how to vote your shares, which may also include instructions on telephone and electronic voting.

What are the proposals on which I will be voting?

You are being asked to vote on two proposals:

(1)	Election of four Directors, each to hold office until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified; and

(2)	Ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2010.

The Directors do not know of any other matters that are to be presented at the meeting. If any other matters come before the meeting of which we failed to receive notice within the 30-day period from December 31, 2009 through January 30, 2010 (or that applicable laws otherwise would permit proxies to vote on a discretionary basis), it is intended that the persons authorized under solicited proxies will vote on the matters in accordance with their best judgment.

How do I vote?

Registered Holders.    If your shares are registered in your name, you may vote in person or by proxy. If you decide to vote by proxy, you may do so in any ONE of the following three ways.

By telephone.    After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may call the toll-free number 1-800-560-1965, using a touch-tone telephone. You will be prompted to enter your Company Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

Over the Internet.    After reading the proxy materials and with your Proxy and Voting Instruction Form in front of you, you may use a computer to access the website www.eproxy.com/leco. You will be prompted to enter your Company Number from your Proxy and Voting Instruction Form. This number will identify you and the Company. Then you can follow the simple instructions that will be given to you to record your vote.

By mail. After reading the proxy materials, you may mark, sign and date your Proxy and Voting Instruction Form and return it in the enclosed prepaid and addressed envelope.

The Internet and telephone voting procedures have been set up for your convenience and have been designed to authenticate your identity, allow you to give voting instructions and confirm that those instructions have been recorded properly.

Whether you choose to vote by telephone, over the Internet or by mail, you can specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1 on the Proxy and Voting Instruction Form). You can also specify whether you want to vote for or against, or abstain from voting for, the ratification of the appointment of the independent auditors (Proposal 2 on the Proxy and Voting Instruction Form). If you make such specifications, your shares will be voted in accordance therewith. If you sign, date and return your Proxy and Voting Instruction Form but do not specify how you want to vote your shares, your shares will be voted FOR the election of all the Director nominees and FOR the ratification of the appointment of the independent auditors.

Participants in the 401(k) Plan.    If you participate in the 401(k) plan, the plan’s independent Trustee, Fidelity Management Trust Company, will vote your 401(k) plan shares according to your voting directions. You may give your voting directions to the plan Trustee in any ONE of the three ways set forth above under “Registered Holders.” If you do not return your Proxy and Voting Instruction Form or do not vote over the Internet or by telephone, the Trustee will not vote your plan shares. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Nominee shares.    If your shares are held by a bank, broker, trustee or some other nominee, that entity will give you separate voting instructions.

May I revoke my proxy or change my vote?

Yes. You may change or revoke your proxy prior to the closing of the polls in any one of the following four ways:

(1)	by sending a written notice to the Company’s Corporate Secretary stating that you want to revoke your proxy;

(2)	by submitting a properly completed and signed Proxy and Voting Instruction Form with a later date (which will automatically revoke the earlier proxy);

(3)	by entering later-dated telephone or Internet voting instructions (which will automatically revoke the earlier proxy); or

(4)	by voting in person at the Annual Meeting after requesting that the earlier proxy be revoked. NOTE: Because your 401(k) plan shares are held in a qualified plan, you are not able to vote 401(k) plan shares at the Annual Meeting.

If your shares are held by a bank, broker, trustee or some other nominee, you will have to check with your bank, broker, trustee or other nominee to determine how to change your vote. Also note that if you plan to attend the Annual Meeting, you will not be able to vote in person at the meeting any of your shares held by a nominee unless you have a valid proxy from the nominee. If you plan to attend the Annual Meeting, please check the attendance box on the enclosed Proxy and Voting Instruction Form or indicate so when prompted if you are voting by telephone or over the Internet.

How are the votes counted?

Shareholder votes will be tabulated by an independent inspector of elections for the Annual Meeting. All properly signed Proxy and Voting Instruction Forms and all properly recorded Internet and telephone votes (including votes marked “abstain” and broker non-votes) will be counted to determine whether or not a quorum is present at the meeting.

•	Proposal 1—Election of Directors. Votes for the Director nominees that are marked “withhold” and any broker non-votes or other abstentions will not be counted in determining the election of Directors.

•

Proposal 2—Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for the Year Ending December 31, 2010. Votes on Proposal 2 that are marked “abstain” will have the same effect as votes AGAINST that proposal, and broker non-votes will have no effect on the result of that proposal.

A broker non-vote occurs when a nominee holding shares for the beneficial owner does not vote those shares on a particular proposal because the nominee does not have discretionary authority to do so, and has not received voting instructions with respect to the proposal from the beneficial owner.

May I receive future shareholder communications over the Internet?

If you are a registered shareholder, you may consent to accessing future shareholder communications (e.g., proxy materials, Annual Reports and interim communications) over the Internet instead of receiving copies in the mail. You may give your consent by marking the appropriate box on your Proxy and Voting Instruction Form or following the prompts given you when you vote by telephone or over the Internet. If you choose electronic access to future shareholder communications, once there is sufficient interest in electronic delivery we will discontinue mailing proxy statements and Annual Reports to you, but you will receive a Proxy and Voting Instruction Form, together with a formal notice of the meeting, in the mail with instructions containing the Internet address or addresses to access shareholder communications.

Providing shareholder communications over the Internet will reduce the Company’s printing and postage costs and the number of paper documents that you would otherwise receive. If you give your consent, there is no cost to you for this service other than charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.

If your shares are held through a bank, broker, trustee or some other nominee, check the information provided by that entity for instructions on how to choose to access future shareholder communications over the Internet.

In addition, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Annual Report and this proxy statement are available free of charge on the following website: www.lincolnelectric.com/proxymaterials.

When are shareholder proposals due for the 2011 Annual Meeting?

In order for proposals to be considered for inclusion in next year’s proxy statement, a shareholder proposal must be received in writing by the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199 on or before November 19, 2010. If a shareholder intends to present a proposal at the 2011 Annual Meeting without the inclusion of that proposal in the proxy statement, written notice of the proposal must be received no later than January 29, 2011 and no earlier than December 30, 2010, or proxies solicited by the Board for the 2011 Annual Meeting will confer discretionary authority to vote on the proposal if presented at the 2011 Annual Meeting.

May I submit a nomination for Director?

The Company’s Amended and Restated Regulations permit shareholders to nominate one or more persons for election as a Director but require that nominations be received in the Corporate Secretary’s Office at least 80 days before the date of the annual meeting at which the nomination is to be made in those instances when the Company publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date or no later than the close of business on the tenth day following the day on which the Company publicly announced the date of the annual meeting in those instances when the Company has not publicly announced the date of the annual meeting more than 90 days prior to the annual meeting date. For complete details on the nomination process, contact the Company’s Corporate Secretary.

To nominate a candidate for election, you must send a written notice to the Corporate Secretary at Lincoln Electric Holdings, Inc., 22801 Saint Clair Avenue, Cleveland, Ohio 44117-1199. The notice must include certain information about you as a shareholder of the Company and about the person you intend to nominate, including a statement about the person’s willingness to serve, if elected. Specifically, each notice must include: (1) the name and address of the shareholder who intends to make the nomination and of the person(s) to be nominated, (2) a representation that the shareholder is a holder of record of stock of the Company entitled to vote for the election of directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder, (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in the proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Board of Directors of the Company, and (5) the consent of each nominee to serve as a director of the Company if so elected.

For this year’s Annual Meeting, the Company had to receive nominations not later than the close of business on February 8, 2010 as the Company publicly announced the date of this year’s Annual Meeting on January 13, 2010, which is more than 90 days prior to this year’s Annual Meeting date. Accordingly, no additional nominations can be made for this year’s Annual Meeting.

How do I contact the Company?

For general information, shareholders may contact the Company at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Roy Morrow, Director, Corporate Relations

Throughout the year, you may visit our website at www.lincolnelectric.com for information about current developments at the Company.

How do I contact the Directors?

Shareholders may send communications to any or all of the Directors of the Company through the Corporate Secretary at the following address:

Lincoln Electric Holdings, Inc.

22801 Saint Clair Avenue

Cleveland, Ohio 44117-1199

Attention: Corporate Secretary

The name of any specific intended Board recipient should be noted in the communication. The Corporate Secretary will forward such correspondence only to the intended recipients. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence and, in his discretion, not forward certain items if they are deemed of a frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

ELECTION OF DIRECTORS

Proposal No. 1

The Company’s Regulations provide for three classes of Directors whose terms expire in different years. While Ohio’s General Corporation Law provides that, unless another voting standard is stipulated in the Articles of Incorporation, if a quorum is present, the Director nominees receiving the greatest number of votes will be elected as Directors of the Company, the Company has adopted a majority voting policy with respect to uncontested elections of Directors. The majority voting policy is described in detail below under “Corporate Governance.” Accordingly, for the 2010 Annual Meeting, if any Director fails to receive a majority of the votes cast in his or her favor, the Director will be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee of the Board would then consider each resignation and recommend to the Board whether to accept or reject it.

During 2009, the Board consisted of 10 Directors, with four Directors in a class to hold office until the 2010 Annual Meeting of Shareholders and until their successors are duly elected and qualified, three Directors in a class to hold office until the 2011 Annual Meeting of Shareholders and until their successors are duly elected and qualified and three Directors in a class to hold office until the 2012 Annual Meeting of Shareholders and until their successors are duly elected and qualified. On February 10, 2010, the Board increased its size from 10 to 11 Directors, and Mr. Christopher L. Mapes was elected by the Directors then in office to fill the vacancy created by the Board expansion. Mr. Mapes, who joined the class of Directors whose term ends in 2011, was recommended as a Director by a search consultant not retained by the Company. Management referred the matter to Mr. Adams, the Company’s Lead Director and Chair of the Nominating and Corporate Governance Committee, who, in conjunction with other members of the Board and the Nominating and Corporate Governance Committee, reviewed Mr. Mapes’ skills and qualifications against the criteria used to assess director candidates as described in the Company’s Guidelines on Significant Corporate Governance Issues. A description of such criteria is set forth below with the general Committee information related to the Nominating and Corporate Governance Committee.

At the 2010 Annual Meeting, four Directors will be elected to serve for a three-year term until the 2013 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Unless otherwise directed, shares represented by proxy will be voted FOR the following:

Class of 2013.    The class of Directors whose term ends in 2013 has been fixed at four. Stephen G. Hanks, Kathryn Jo Lincoln, William E. MacDonald, III and George H. Walls, Jr. are standing for election. All of the nominees have been elected previously by the shareholders.

Each of the nominees has agreed to stand for election and has agreed, in accordance with the Company’s majority voting policy, to tender his/her resignation in the event that he/she fails to receive a majority of the votes cast in his/her favor. If any of the nominees is unable to stand for election, the Board may provide for a lesser number of nominees or designate a substitute. In the latter event, shares represented by proxies solicited by the Directors may be voted for the substitute. We have no reason to believe that any of the nominees will be unable to stand for election.

All Directors are expected to attend the Annual Meeting. All of the Director nominees, as well as the continuing Directors, plan to attend this year’s Annual Meeting. At the 2009 Annual Meeting, all of the Directors of the Company were in attendance.

DIRECTORS’ BIOGRAPHIES

The following table sets forth biographical information about the Director nominees and the Directors whose terms of office will continue after this Annual Meeting. Except as otherwise indicated, each of the Director nominees and continuing Directors has held the occupation listed below for more than five years.

None of the Director nominees or continuing Directors has any special arrangement or understanding with any other person pursuant to which the Director nominee or continuing Director was or is to be selected as a Director or nominee. There are no family relationships, as defined by SEC rules, among any of our Directors or executive officers. SEC rules define the term “family relationship” to mean any relationship by blood, marriage or adoption, not more remote than first cousin.

NOMINEES FOR ELECTION
Stephen G. Hanks

Age:	59

Term Expires/Service:	2010; standing for election at this Annual Meeting to serve until 2013; Director since July 2006.

Recent Business Experience:	Mr. Hanks is the former President of the Washington Division of URS Corporation (a design, engineering, construction and management solutions company), headquartered in San Francisco, California, a position he held from November 2007 until his retirement in January 2008. From 2000 to November 2007, Mr. Hanks served as the President, and from 2001 to November 2007, served as the Chief Executive Officer of Washington Group International, Inc. (a design, engineering, construction and management solutions company), which merged with URS Corporation in 2007. Mr. Hanks also formerly served as Washington Group International, Inc.’s Executive Vice President, Chief Legal Officer and Secretary.

Directorships:	Mr. Hanks was a member of the Board of Directors of URS Corporation from November 2007 until his retirement in January 2008. Mr. Hanks was on the Board of Directors of Washington Group International, Inc. Additionally, Mr. Hanks currently serves on the Board of Directors of McDermott International, Inc., a position he has held since May 2009.

Director Qualifications:

Mr. Hanks’ leadership of a U.S. publicly-held company with international reach has provided him with extensive experience dealing with the issues that such companies confront. His diverse professional skill set, including finance and legal competence, make him a valuable member of the Board and the Committees upon which he serves.

Kathryn Jo Lincoln

Age:	55

Term Expires/Service:	2010; standing for election at this Annual Meeting to serve until 2013; Director since 1995.

NOMINEES FOR ELECTION

Recent Business Experience:	Ms. Lincoln is Chair/Chief Investment Officer of the Lincoln Institute of Land Policy (a non-profit educational institution teaching land economics and taxation), a position she has held since 1996. Ms. Lincoln also served as President of the Lincoln Foundation, Inc. (a non-profit foundation that supported the foregoing Institute until the two entities merged in 2006) from 1999 through October 2006.

Directorships:	Ms. Lincoln is an Advisory Board Member of the Johnson Bank, Arizona Region, a position she has held since 2006, before which she was a Board Member of Johnson Bank Arizona, N.A. beginning in 2001.

Director Qualifications:

Ms. Lincoln’s leadership experience with a non-profit education and research institution where she has played a crucial role in strategic planning and asset allocation, as well as her experience with the Chautauqua Institution and an international non-profit organization related to land use/policy, make Ms. Lincoln a valuable contributor to a well rounded board. In addition, as a Lincoln family member and long-standing Director of the Company, Ms. Lincoln has a keen sense of knowledge about the Company and its founding principles.

William E. MacDonald, III

Age:	63

Term Expires/Service:	2010; standing for election at this Annual Meeting to serve until 2013; Director since 2007.

Recent Business Experience:	Mr. MacDonald is the former Vice Chairman of National City Corporation (a diversified financial holding company), a position he held from 2001 until his retirement in December 2006, where he was responsible for its seven-state regional and national corporate banking businesses, the Risk Management and Credit Administration unit, Capital Markets and the Private Client Group. Mr. MacDonald joined National City in 1968 and, during his tenure, held a number of key management positions, including Senior Executive Vice President of National City Corporation and President and Chief Executive Officer of National City’s Ohio bank.

Directorships:	Mr. MacDonald has been a member of the Board of Directors of American Greetings Corporation since 2007. In addition, Mr. MacDonald served on the Board of Directors of MTC Technologies, Inc. from 2002 to 2008 and The Lamson & Sessions Co. from 2006 to 2007 when in each case the boards were dismantled as a result of divestitures.

Director Qualifications:

Mr. MacDonald brings experience in leading a large corporate organization with over 35,000 employees and structuring complex financing solutions for large and middle-market businesses to the Board and its Compensation and Executive Development and Finance Committees. In addition to his expertise in economic issues, Mr. MacDonald appreciates the human resources and development challenges facing a growing global company.

NOMINEES FOR ELECTION
George H. Walls, Jr.

Age:	67

Term Expires/Service:	2010; standing for election at this Annual Meeting to serve until 2013; Director since 2003.

Recent Business Experience:	General Walls is the former Chief Deputy Auditor of the State of North Carolina, a position he held from January 2001 through December 2004. General Walls retired from the U.S. Marine Corps in 1993 with the rank of Brigadier General, after nearly 29 years of distinguished service.

Directorships:	General Walls has served on the Board of Directors of The PNC Financial Services Group, Inc. since 2006. In addition, he was a member of the Board of Directors of Thomas Industries, Inc. from 2003 to 2005 when the board was dismantled as a result of a divestiture.

Director Qualifications:

General Walls brings to the Board substantial financial acumen and experience supervising the audits of various government entities, which serves him well as a member of the Audit Committee of the Board. General Walls also has significant experience in the leadership, management and ethics of large, complex organizations, aiding him in his services on the Nominating and Corporate Governance Committee of the Board. General Walls understands the welding industry and at one point in time had oversight responsibility for the Marine Corps welding school and development program.

CONTINUING DIRECTORS
Harold L. Adams

Age:	70

Term Expires/Service:	2012; Director since 2002 and Lead Director since December 2004.

Recent Business Experience:	Mr. Adams has been Chairman Emeritus of RTKL Associates Inc. (an architectural and engineering firm) since November 2003, and is the former Chairman, President and Chief Executive Officer of RTKL, a position he held from 1967 to November 2003.

Directorships:	Mr. Adams has been a member of the Board of Directors of Commercial Metals Company since 2004 and Legg Mason, Inc. since 1988.

Director Qualifications:

Mr. Adams served for 36 years as Chairman, President and Chief Executive Officer of an international architectural firm with 14 offices worldwide. Mr. Adams has also served as a leader on U.S. business advisory councils with Korea and China and the Services Policy Advisory Board to the U.S. Trade Negotiator, and is Chairman of the Governor’s International Advisory Council for the State of Maryland. In these roles, Mr. Adams worked in every major international market in a myriad of economic climates and cultures. He also supervised the Chief Financial Officer and accounting department, dealing with independent auditors on global financial issues. With years of experience serving on public company Boards and as an accomplished businessman, Mr. Adams is a key member of the Board and serves as its Lead Director. He also serves on the Nominating and Corporate Governance and Compensation and Executive Development Committees.

Robert J. Knoll

Age:	68

Term Expires/Service:	2012; Director since 2003.

Recent Business Experience:	Mr. Knoll is a former Partner of Deloitte & Touche LLP (an accounting firm), a position he held from 1978 to his retirement in 2000. From 1995 to 1999, Mr. Knoll served as National Director of the firm’s Accounting and Auditing Professional Practice with oversight responsibility for the firm’s accounting and auditing consultation process, SEC practice and risk management process.

Director Qualifications:

Mr. Knoll brings a wealth of accounting and auditing experience, with 32 years as a certified public accountant and 22 years as a partner at Deloitte & Touche LLP. Mr. Knoll’s experience directing complex audit processes, and his understanding of the operations of international manufacturing companies similar to the Company, provides the Board with valuable expertise and qualifies Mr. Knoll as the Board’s financial expert. This experience also makes Mr. Knoll an important member of the Audit and Finance Committees of the Board.

CONTINUING DIRECTORS
John M. Stropki, Jr.

Age:	59

Term Expires/Service:	2012; Director since 1998.

Recent Business Experience:	Mr. Stropki is Chairman, President and Chief Executive Officer of the Company. Mr. Stropki was elected President and Chief Executive Officer in June 2004 and Chairman in October 2004. From May 2003 to June 2004, Mr. Stropki was Executive Vice President and Chief Operating Officer of the Company. From May 1996 to May 2003, Mr. Stropki was Executive Vice President of the Company and President, North America of The Lincoln Electric Company.

Directorships:	Mr. Stropki has been a member of the Board of Directors of The Sherwin-Williams Company since July 2009.

Director Qualifications:

Mr. Stropki has over 37 years of experience with the Company, starting as a college intern to later join the Company as a sales representative and then progress through the ranks to run the North American business and take over as CEO during 2004. Mr. Stropki has extensive knowledge of the Company’s business, its longstanding management philosophies (including incentive management systems and, as appropriate, guaranteed employment), and the welding industry in general. Mr. Stropki is a leader and an active participant in several industry organizations. Mr. Stropki is the only member of management serving on the Board.

David H. Gunning

Age:	67

Term Expires/Service:	2011; Director since 1987.

Recent Business Experience:	Mr. Gunning is the former Vice Chairman of Cliffs Natural Resources, Inc. (an iron ore and coal mining company formerly known as Cleveland-Cliffs Inc), a position he held from April 2001 until his retirement in May 2007. Prior to that Mr. Gunning served as Chairman, President and Chief Executive Officer of Capital American Financial Corp. Mr. Gunning is also a lawyer and practiced law for many years as a corporate partner with Jones Day.

Directorships:	Mr. Gunning has served on the Boards of Directors of Development Alternatives, Inc. since before 1993 and MFS Funds, Inc. since 2004. In addition, Mr. Gunning served on the Boards of Directors of Cliffs Natural Resources, Inc. from 2001 to 2007, Portman Mining Ltd. from 2005 to 2008 and Southwest Gas Corporation from 2000 to 2004.

Director Qualifications:

Mr. Gunning brings to the Board and its Finance and Nominating and Corporate Governance Committees chief executive officer and senior management experience (with public companies), public company board experience and corporate legal skills. Additionally, Mr. Gunning’s relatively long tenure as a Director provides the Board with a valuable perspective on the Company’s challenges within its industry.

CONTINUING DIRECTORS
G. Russell Lincoln

Age:	63

Term Expires/Service:	2011; Director since 1989.

Recent Business Experience:	Mr. Lincoln is President of N.A.S.T. Inc. (a personal investment firm), a position he has held since 1996. Prior to joining N.A.S.T. Inc., Mr. Lincoln served as the Chairman and Chief Executive Officer of Algan, Inc.

Director Qualifications:

As an entrepreneurial businessman with experience, including 25 years running a $50 million business, Mr. Lincoln understands business risk and the importance of hands-on management. Mr. Lincoln is the grandson of J. F. Lincoln, who pioneered the use of incentive management, and he appreciates the Company’s culture. His leadership role and his investment experience serve the Company well as a member of the Compensation and Executive Development and Finance Committees of the Board.

Hellene S. Runtagh

Age:	61

Term Expires/Service:	2011; Director since 2001.

Recent Business Experience:	Ms. Runtagh was President and Chief Executive Officer of the Berwind Group (a diversified pharmaceutical services, industrial manufacturing and real estate company) in 2001. From 1997 through 2001, Ms. Runtagh was Executive Vice President of Universal Studios (a media and entertainment company). Prior to joining Universal Studios, Ms. Runtagh spent 27 years at General Electric Company (a diversified industrial company) in a variety of leadership positions.

Directorships:	Ms. Runtagh has served as a Director on the Board of Directors of Harman International Industries, Inc. since 2008 and NeuStar, Inc. since 2006. In addition, Ms. Runtagh was a member of the Board of Directors of IKON Office Solutions Inc. from 2007 to 2008, Avaya Inc. from 2003 to 2007 and Covad Communications Group from 1999 to 2006.

Director Qualifications:

Ms. Runtagh has over 30 years of experience in management positions with global companies. Ms. Runtagh’s responsibilities in management have ranged from marketing and sales to finance, as well as engineering and manufacturing. Ms. Runtagh’s diverse management experience, including growing those businesses while maintaining high corporate governance standards, and her extensive experience as a director of public companies, make her well-positioned for her role as a Director, a member of the Audit Committee and Chair of the Compensation and Executive Development Committee of the Board.

CONTINUING DIRECTORS
Christopher L. Mapes

Age:	48

Term Expires/Service:	2011; Director since February 2010.

Recent Business Experience:	Mr. Mapes is Executive Vice President of A. O. Smith Corporation (a global manufacturer with a water heating and water treatment technologies business and an electric motor and motor solutions business, both of which have residential, commercial, industrial and consumer applications) and the President of its Electrical Products unit, a position he has held since 2004. Prior to joining A.O. Smith, he was the President, Motor Sales and Marketing of Regal Beloit Corporation (a manufacturer of electrical and mechanical motion control products) from 2003 to 2004. From 1990 to 2003, Mr. Mapes was the President, Global OEM Business Group at Superior Essex, Inc. (a wire and cable manufacturer).

Director Qualifications:

As an executive officer of a large, global public company engaged in manufacturing operations, Mr. Mapes understands the challenges of global growth. He is also familiar with the welding industry generally, given that one of his former employers (Superior Essex) has been a supplier to the Company. In addition to his business management experience, Mr. Mapes also has a law degree.

DIRECTOR COMMITTEES AND MEETINGS

The Company has a separately-designated standing Audit Committee established in accordance with SEC rules. The Company also has standing Compensation and Executive Development, Nominating and Corporate Governance and Finance Committees. Information on each Committee is set forth below.

Audit Committee
Members:	Robert J. Knoll (Chair), Stephen G. Hanks, Kathryn Jo Lincoln, Hellene S. Runtagh and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards, and each of whom the Board of Directors has determined to have the financial competency required by the listing standards. In addition, because of Mr. Knoll’s professional training and past employment experience as described above under the caption “Director Biographies,” the Board of Directors has determined that he is a financially sophisticated Audit Committee Member under the NASDAQ listing standards and that he qualifies as an “audit committee financial expert” in accordance with SEC rules. Shareholders should understand that Mr. Knoll’s designation as an “audit committee financial expert” is an SEC disclosure requirement and that it does not impose upon him any duties, obligations or liabilities that are greater than those generally imposed on him as a member of the Audit Committee and the Board. Commencing February 2010, Mr. Mapes joined the Committee.
Number of 2009 Meetings:	Six
Principal Responsibilities:	• appoints and determines whether to retain or terminate the independent auditors
• approves all audit engagement fees, terms and services; approves any non-audit engagements
• reviews and discusses the independent auditors’ quality control
• reviews and discusses the independence of the auditors, the audit plan, the conduct of the audit and the results of the audit
• reviews and discusses with management the Company’s financial statements and disclosures, its interim financial reports and its earnings press releases

•   reviews with the Company’s General Counsel legal matters that might have a significant impact on the Company’s financial statements and issues relating to compliance with the Company’s Code of Corporate Conduct and Ethics

• reviews with management the appointment, replacement, reassignment or dismissal of the Director of Internal Audit, the internal audit charter, internal audit plans and reports
• reviews with management the adequacy of internal controls over financial reporting
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.

Compensation and Executive Development Committee
Members:	Hellene S. Runtagh (Chair), Harold L. Adams, Stephen G. Hanks, G. Russell Lincoln and William E. MacDonald, III, each of whom meets the independence standards set forth in the NASDAQ listing standards and each of whom is deemed to be (1) an outside Director within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and (2) a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.
Number of 2009 Meetings:	Six
Principal Responsibilities:	• reviews and establishes total compensation of the Chief Executive Officer and the other executive officers
• annually assesses the performance of the Chief Executive Officer and the other executive officers
• monitors the Company’s key management resources, structure, succession planning, development and selection processes and the performance of key executives
• reviews and recommends to the Board the appointment and removal of elected officers of the Company
• administers the Company’s employee stock and incentive plans and reviews and makes recommendations to the Board concerning all employee benefit plans
• reviews and recommends to the Board new or amended executive compensation plans

The Committee does not generally delegate any of its authority to other persons, although it has the power to delegate authority. Two exceptions to the foregoing are that the authority to delegate is not permitted with respect to awards under our 2006 Equity and Performance Incentive Plan to any executive officers or any person subject to Code Section 162(m) and any delegation under our 2007 Management Incentive Compensation Plan (or 2007 MICP), a plan which relates to awards subject to Code Section 162(m), is subject to Section 162(m) limitations on delegation. See the Compensation Discussion and Analysis section below for more information on the Committee’s role with respect to executive compensation.

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.

Nominating and Corporate Governance Committee

Members:	Harold L. Adams (Chair), David H. Gunning, Kathryn Jo Lincoln and George H. Walls, Jr., each of whom meets the independence standards set forth in the NASDAQ listing standards.

Number of 2009 Meetings:	Five

Principal Responsibilities:	• reviews external developments in corporate governance matters, and develops and recommends to the Board corporate governance principles for the Company
• identifies and evaluates Board member candidates
• reviews Director compensation, benefits and expense reimbursement programs
• reviews periodically the quality, sufficiency and currency of information furnished to the Board by Company management

In evaluating Director candidates, including persons nominated by shareholders, the Committee expects that any candidate for election as a Director of the Company must have these minimum qualifications:
• demonstrated character, integrity and judgment
• high-level managerial experience or experience dealing with complex problems
• ability to work effectively with others
• sufficient time to devote to the affairs of the Company and these specific qualifications
• specialized experience and background that will add to the depth and breadth of the Board
• independence as defined by the NASDAQ listing standards
• financial literacy

In evaluating candidates to recommend to the Board of Directors, in addition to the minimum qualifications discussed above and as stated in the Company’s Guidelines on Significant Corporate Governance Issues, the Committee considers whether the candidate enhances the diversity of the Board. Such diversity includes professional background and capabilities, knowledge of specific industries and geographic experience, as well as the more traditional diversity concepts of race, gender and national origin.

The Committee’s process for identifying and evaluating nominees for Director includes annually preparing and discussing prospective Director specifications, which serve as the baseline to evaluate candidates. From time-to-time, the Company has retained an outside firm to help identify candidates, but no firm was retained on that basis in 2009, and no firm is currently being retained.

Shareholders may nominate one or more persons for election as Director of the Company. The process for doing so is set forth above under the caption “May I submit a nomination for Director?”

See the narrative following the Director compensation table below for specific information on the Committee’s involvement in determining Director compensation.

A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.
Finance Committee
Members:	David H. Gunning (Chair), Robert J. Knoll, G. Russell Lincoln and William E. MacDonald, III. Commencing February 2010, Mr. Mapes also joined the Committee.
Number of 2009 Meetings:	Five
Principal Responsibilities:	Considers and makes recommendations, as necessary, on matters related to the financial affairs and policies of the Company, including
• financial performance, including comparing Company financial performance to budgets and goals
• capital structure issues, including dividend and share repurchasing policies
• financial operations
• capital expenditures
• strategic planning and financial policy matters, including merger and acquisition activity
• pension plan funding and plan investment management performance
A copy of this Committee’s Charter (i) may be found on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp and (ii) will be made available upon request to the Company’s Corporate Secretary.

Your Board held eight meetings in 2009. Each of the Directors attended at least 75% of the total number of full Board meetings, as well as meetings of committees on which he or she served, during 2009.

CORPORATE GOVERNANCE

Director Independence

Each of the non-employee Director nominees and continuing non-employee Directors meets the independence standards set forth in the NASDAQ listing standards. The NASDAQ independence standards include a series of objective tests, such as that the Director is not an employee of the Company and has not engaged in various types of business dealings with the Company, to determine whether there are any relationships which would interfere with the exercise of independent judgment in carrying out the responsibilities of the Director. To be considered independent, the Board must affirmatively determine that the director has no material relationship with the Company. In its assessment for Mr. Gunning, the Board considered the Company’s transactions with Jones Day, a law firm that the Company has retained for specific legal services, on a case-by-case basis, for over ten years and concluded that Mr. Gunning receives no material indirect benefit from such transactions. Mr. Gunning, is the father-in-law of Gina K. Gunning, a partner of Jones Day. The fees paid by the Company to Jones Day during 2009 were less than 1% of Jones Day’s gross revenues for 2009. Ms. Gunning does not personally render legal services to the Company or supervise any attorney in the rendering of legal services to the Company, and Ms. Gunning does not receive any direct compensation from fees paid by the Company to Jones Day.

During 2009, the independent Directors met in Executive Session, separate from the sole management Director, in conjunction with each of the eight meetings of the Board. The Lead Director, discussed below, was the presiding Director of these sessions.

Lead Director

The Lead Director is appointed each year by the independent Directors at the organizational meeting of the Board following the Annual Meeting. The Lead Director serves as a liaison between the Chairman of the Board and the independent Directors, and presides over Executive Sessions attended only by independent Directors. The Lead Director consults with the Chairman on the format and adequacy of information the Directors receive and the effectiveness of the Board meeting process and has independent authority to review and approve Board meeting agendas and schedules, as well as the authority to request from the officers of the Company any Company information deemed desirable by the independent Directors. The Lead Director may also speak on behalf of the Company from time to time as the Board may decide.

In April 2009, Harold L. Adams was re-appointed as the Lead Director for 2009-2010, a position he has held since the position was created in December 2004. Mr. Adams has been a Director of the Company since 2002 and is the former Chairman, President and Chief Executive Officer of RTKL Associates Inc., an architectural and engineering firm.

Board Leadership

Currently, our Chief Executive Officer also serves as the Chairman of the Board. The Board has no policy with respect to the separation of these offices. The Board of Directors believes that this matter is part of the succession planning process and that it is in the best interests of the Company for the Board of Directors to consider it each time that it elects the Chief Executive Officer. The Board of Directors recognizes that there may be circumstances in the future that would lead it to separate these offices, but it believes that there is no reason to do so at this time.

The Board believes having one individual serve as both Chief Executive Officer and Chairman of the Board is beneficial to the Company, as well as consistent with recent developments in corporate governance matters when coupled with a Lead Director. As both a Director and an officer, Mr. Stropki fulfills a valuable leadership role that the Board believes is beneficial to the Company. In the Board’s opinion, Mr. Stropki’s dual role enhances his ability to provide insight and direction on important strategic initiatives impacting the Company and its shareholders to both management and the independent Directors.

The Board also believes that Mr. Stropki’s dual role is consistent with good governance practices. The Board, through its Nominating and Corporate Governance Committee, regularly considers developments in key areas of corporate governance, including director independence. Particularly notable to this Committee have been statements by some governance commentators (such as the Conference Board and National Association of Corporate Directors) who have found no reason for a split between the positions of Chief Executive Officer and Chairman when a counterbalance, such as a Lead Director, is present. As noted above, the Board officially designates a Lead Director. The Company’s Lead Director performs several important functions, including the coordination of the activities of the independent directors, providing input on agendas for Board and committee meetings and facilitating communications between the Chairman and the other members of the Board. The Lead Director works with the Chairman and Chief Executive Officer and other Board members to provide strong, independent oversight of the Company’s management and affairs.

Enterprise Risk Management

In the ordinary course of business, the Company faces various strategic, operating, compliance and financial risks. The Company’s enterprise risk management process seeks to identify and address significant risks. The Board oversees this enterprise-wide approach to risk management, and the Lead Director promotes the Board’s engagement in enterprise risk management. Additionally, the Audit Committee also reviews major financial risk exposure and the steps management has taken to monitor and control such risk. Board oversight includes both leadership initiatives and structured follow up and review. Several years ago, management identified various risk areas for further scrutiny and the Board took the initiative, in consultation with management, to refine the list. The risks have been divided into three categories (strategic, operational and compliance) for better clarity in risk mitigation strategies. Management prepared preliminary risk response plans for the identified risks. Management is also preparing process and result metrics to monitor the ongoing risk mitigation process. In 2010, the Board plans to complete a systematic review that it initiated in 2009 of each of the risks, including discussion of the process and result metrics.

Guidelines on Significant Corporate Governance Issues

The Board has adopted Guidelines on Significant Corporate Governance Issues to assure good business practices, transparency in financial reporting and the highest level of professional and personal conduct. These guidelines address current developments in the area of corporate governance, including developments in Federal securities law, developments related to the Sarbanes-Oxley Act of 2002 and changes in the NASDAQ listing standards. The Governance Guidelines also provide for the annual appointment of our Lead Director and contain our majority voting policy with respect to uncontested elections of Directors as discussed below. In addition, the Governance Guidelines specify through an express confidentiality provision that, unless otherwise authorized by the Board, Directors are not to discuss confidential corporate business with third parties, and instead are to refer all such matters to the appropriate company management.

Majority Voting Policy

Consistent with the current trend of companies adopting majority voting standards in connection with uncontested elections of Directors, our Governance Guidelines include a majority voting policy. The Board has the exclusive power and authority to administer the policy, as well as to repeal the policy, in whole or in part, or to adopt a new policy as it deems appropriate.

Under the policy, in uncontested elections of Directors, any Director who failed to receive a majority of the votes cast in his or her favor would be required to submit his or her resignation to the Board promptly after the certification of the election results. The Nominating and Corporate Governance Committee would then consider each resignation and recommend to the Board whether to accept or reject it. The Committee, in making its determination, may consider any factors or other information that it deems appropriate, including, the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the tendering Director and his or her contributions to the Board and the Company, and the results of the most recent evaluation of the tendering Director’s performance by the Committee and other members of the Board. Any Director who tenders his or her resignation under the policy shall not participate in the Committee’s recommendation or Board action regarding whether to accept or reject the tendered resignation. If a Director’s tendered resignation is rejected by the Board, the Director will continue to serve for the remainder of his or her term and until a successor is duly elected. If a Director’s tendered resignation is accepted by the Board, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

You can access the Guidelines on Significant Corporate Governance Issues on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp.

Code of Corporate Conduct and Ethics

The Board also has adopted a Code of Corporate Conduct and Ethics to govern the Company’s Directors, officers and employees, including the principal executive officers and senior financial officers. The Company has satisfied, and in the future intends to satisfy, the disclosure requirements of Item 5.05 of Form 8-K regarding an amendment to, or a waiver from, any provision of its Code of Corporate Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and relates to any element of the code of ethics definition as set forth in Item 406(b) of Regulation S-K of the Securities Exchange Act of 1934 by posting such information on its website. You can access the Code of Corporate Conduct and Ethics, and any such amendments or waivers thereto, on the Company’s website at www.lincolnelectric.com/corporate/about/governance.asp.

RELATED PARTY TRANSACTIONS

Any related party transactions concerning the Company and any of its directors or officers (or any of their immediate family members as defined as children, stepchildren, parents, stepparents, spouses, siblings, mother-in-laws, father-in-laws, son-in-laws, daughter-in-laws, brother-in-laws, sister-in-laws and any other persons sharing a household (other than a tenant or employee)), including those that are reportable under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, are to be disclosed to and approved by the Chief Compliance Officer, Compliance Counsel and the Audit Committee of the Board. The Company defines “related party transactions” generally as transactions in which the self-interest of the employee, officer or director may be at odds or conflict with the interests of the Company, such as doing business with entities that are or may be controlled or significantly influenced by such persons or their immediate family members. It is the Company’s policy to avoid related party transactions; related party transactions involving officers of the Company are generally prohibited. Our related party transaction policies can be found in our Code of Corporate Conduct and Ethics, as well as the Audit Committee Charter, both of which are available on our website.

In February 2010, the Audit Committee considered and approved a related party transaction involving P&R Specialty, Inc., a supplier to the Company. Greg D. Blankenship, the brother of George D. Blankenship, is the sole stockholder and President of P&R Specialty, Inc. During 2009, the Company purchased approximately $2.1 million worth of products from P&R Specialty in ordinary course of business transactions. George D. Blankenship has no ownership interest in or any involvement with P&R Specialty. The Company believes that the transactions with P&R Specialty were, and are, on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties.

In February 2010, the Committee also considered and approved a related party transaction involving A.O. Smith Corporation, both a supplier to and customer of the Company. Mr. Mapes, one of our Directors, is Executive Vice President of A.O. Smith and President of its Electrical Products unit. During 2009, the Company purchased approximately $671,000 worth of products from A.O. Smith and A.O. Smith purchased approximately $2.8 million worth of products from the Company, all in connection with ordinary course of business transactions. The Company believes that the transactions with A.O. Smith were, and are, on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties.

DIRECTOR COMPENSATION

The following table details the cash retainers and fees, as well as stock-based compensation in the form of shares of restricted stock, received by our non-employee Directors or expensed by the Company during 2009. Mr. Mapes was not a Director during 2009.

Director	Fees Earned or Paid in Cash		Stock Awards (10)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Harold L. Adams (1)	$100,000		$49,969	—	—	—	$—		$149,969

David H. Gunning (2)	83,500		49,969	—	—	—	—		133,469

Stephen G. Hanks (3)	78,500	(3)	49,969	—	—	—	—		128,469

Robert J. Knoll (4)	88,500		49,969	—	—	—	—		138,469

G. Russell Lincoln (5)	80,000		49,969	—	—	—	—		129,969

Kathryn Jo Lincoln (6)	78,500		49,969	—	—	—	—		128,469

William E. MacDonald, III (7)	80,000		49,969	—	—	—	—		129,969

Hellene S. Runtagh (8)	90,000		49,969	—	—	—	—		139,969

George H. Walls, Jr. (9)	78,500	(9)	49,969	—	—	—	792	(9)	129,261

(1)	During 2009, Mr. Adams was the Lead Director, a member of the Compensation and Executive Development Committee and Chair of the Nominating and Corporate Governance Committee.

(2)	During 2009, Mr. Gunning was a member of the Nominating and Corporate Governance Committee and Chair of the Finance Committee.

(3)	During 2009, Mr. Hanks was a member of the Audit Committee and the Compensation and Executive Development Committee. All of the Board fees reported in the first column were deferred by Mr. Hanks under our Non-Employee Directors’ Deferred Compensation Plan, which is described in the narrative below.

(4)	During 2009, Mr. Knoll was a member of the Finance Committee and Chair of the Audit Committee.

(5)	During 2009, Mr. Lincoln was a member of the Compensation and Executive Development Committee and the Finance Committee.

(6)	During 2009, Ms. Lincoln was a member of the Audit Committee and the Nominating and Corporate Governance Committee.

(7)	During 2009, Mr. MacDonald was a member of the Compensation and Executive Development Committee and the Finance Committee.

(8)	During 2009, Ms. Runtagh was a member of the Audit Committee and Chair of the Compensation and Executive Development Committee.

(9)	During 2009, General Walls was a member of the Audit Committee and the Nominating and Corporate Governance Committee. All of the Board fees reported in the first column were deferred by General Walls under our Non-Employee Directors’ Deferred Compensation Plan, which is described in the narrative below. The amount shown in “All Other Compensation” represents the difference between $2,775, the actual earnings credited to General Walls’ deferred compensation account under our Non-Employee Directors’ Deferred Compensation Plan, which is based on the rate of return for Moody’s Corporate Bond Average Index in accordance with the plan, and $1,983, the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2009.

(10)	On December 1, 2009, 948 shares of restricted stock were granted to each of the non-employee Directors pursuant to our 2006 Stock Plan for Non-Employee Directors. The Stock Awards column represents the grant date fair value under Accounting Standards Codification (ASC) Topic No. 718. See the discussion below entitled “2006 Stock Plan for Non-Employee Directors” for additional information regarding the plan. Assumptions used in the calculation of these amounts are included in footnote (7) to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2010.

As of December 31, 2009, the aggregate number of shares of restricted stock held by each non-employee Director was 2,814 shares, except for Mr. MacDonald, who holds 3,355 shares. Mr. Mapes was not a Director as of December 31, 2009.

As of December 31, 2009, the aggregate number of unexercised stock options held by each current non-employee Director was as follows: Mr. Adams, 15,500; Mr. Gunning, 5,500; Mr. Hanks, 6,000; Mr. Knoll, 0; Mr. Lincoln, 13,500; Ms. Lincoln, 3,500; Mr. MacDonald, 0; Ms. Runtagh, 9,500; and General Walls, 6,500. All of the outstanding stock options were exercisable as of December 31, 2009. Mr. Mapes was not a Director as of December 31, 2009.

General

Based upon the recommendations of the Nominating and Corporate Governance Committee, the Board determines Director compensation. The Committee periodically reviews the status of Board compensation in relation to other comparable companies, trends in Board compensation and other factors it deems appropriate. The Committee receives assistance and advice from compensation consultants at Towers Watson & Co., an internationally-recognized human resources consulting firm, and from the management of the Company, particularly the Chief Executive Officer, General Counsel and Vice President, Human Resources, regarding the underlying philosophies, components and levels of Director compensation. An employee of Lincoln who also serves as a Director does not receive any additional compensation for serving as a Director, or as a member or chair of a Board committee.

The Committee also administers our Director equity incentive plans, including approval of grants of stock options, restricted stock and other equity or equity-based awards, and makes recommendations to the Board with respect to equity-based plans for Directors. The Committee does not generally delegate any of its authority to other persons, although it has the power to do so.

2009 Director Compensation Package

During 2009, the Directors’ compensation package for non-employee Directors was based on the following principles:

•	a significant portion of Director compensation should be aligned with creating and sustaining shareholder value;

•	Directors should have equity interest in Lincoln; and

•	total compensation should be structured to attract and retain a diverse and truly superior Board of Directors.

With the above principles in mind, the compensation package for 2009 was comprised of the following components:

Cash Compensation

•	an annual retainer of $40,000 for all Directors;

•	an annual retainer of $15,000 for the Lead Director;

•	an annual retainer of $10,000 for the Chairs of the Audit and the Compensation and Executive Development Committees and $5,000 for each other Committee Chair;

•	Board meeting fees of $3,000 for each meeting attended; and

•	Committee meeting fees of $1,500 for each meeting attended.

Although, the above details the standard fee schedule applicable for 2009, the Directors elected to take a 5% reduction from their 2009 annual retainer in support of the Company’s cost-saving measures, which are described in detail in the Compensation Discussion and Analysis section below under Cost-Saving Measures. The Director retainer likely will be reinstated to the full amount during 2010.

Stock-Based Compensation

Stock-based compensation is provided under the 2006 Stock Plan for Non-Employee Directors, which provides for various types of stock awards, including restricted stock and stock options. Beginning in 2005, the Company migrated stock awards from stock options to restricted stock. As it relates to 2009 compensation, the Nominating and Corporate Governance Committee resolved that annual awards of restricted stock would be made at a value of $50,000 to all non-employee Directors and that initial awards of restricted stock would be made at a value of $35,000 to any non-employee Director who becomes eligible by virtue of his or her election to the Board. These award levels are the same as those applicable for 2008.

During 2009, each non-employee Director received an annual restricted stock award of 948 shares, or approximately $50,000 worth of restricted stock. Upon his election to the Board in February 2010, Mr. Mapes received a restricted stock award of 726 shares, or approximately $35,000 worth of restricted stock.

Other Arrangements

We reimburse all Directors for out-of-pocket expenses incurred in connection with attendance at Board meetings, or when traveling in connection with the performance of their services for Lincoln. With respect to the use of private aircraft, we will reimburse the Director for the cost of a first-class ticket (which amount is increased proportionately should other Directors or executives travel on the same flight).

Continuing Education

Directors are reimbursed a modest amount ($5,000 is used as a guideline) for continuing education expenses (inclusive of travel expenses) for programs each Director may elect. Seventy percent of our Directors are certified by the Corporate Directors Institute of the National Association of Corporate Directors (NACD), which offers continuing education programs for both new and experienced directors.

Stock Ownership Guidelines

In keeping with the philosophy that Directors’ interests should be aligned with creating and sustaining shareholder value and as part of its continued focus on best practices with respect to corporate governance, we introduced stock ownership guidelines for the non-employee Directors effective January 1, 2006. Guidelines were also introduced for officers, which are described below in the Compensation Discussion and Analysis section. Under these guidelines, non-employee Directors are required to accumulate over time a certain number of our common shares equal in value to at least three times the Board’s 2006 annual cash retainer of $40,000 (or $120,000). Non-employee Directors have five years to satisfy the stock ownership guidelines, which can be satisfied by holding either (1) shares aggregating the specified dollar amount, or (2) 3,025 shares, which amount is the equivalent to three times the annual retainer in effect on January 1, 2006 ($120,000) divided by the closing price of a common share on December 30, 2005 ($39.66). Restricted stock awards count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) do not. As of December 31, 2009, all of our non-employee Directors on the Board at such time had satisfied their ownership guidelines.

2006 Stock Plan for Non-Employee Directors

The 2006 Stock Plan for Non-Employee Directors provides for the annual and initial grants of stock-based awards as outlined above. During 2009, non-employee Directors received an annual award of shares of restricted stock valued at approximately $50,000. In addition, Mr. Mapes received an award of shares of restricted stock valued at approximately $35,000 upon his election to the board on February 10, 2010. Recipients of shares of restricted stock have all of the rights of a shareholder with respect to the restricted stock, including the right to vote such shares. Under the terms of the award, shares of restricted stock vest in full three years after the date of grant with accelerated vesting upon a change in control of the Company or upon the death, disability or retirement of the Director. During the period during which the shares remain forfeitable, dividends on the restricted stock are paid out to the non-employee Directors in cash.

No stock options have been granted under the plan since 2006 as the Committee has opted to award restricted stock instead of stock options. With respect to prior awards of stock options, an option becomes exercisable after the optionee has continuously served as a Director for one year from the date of grant, with accelerated vesting upon a change in control of the Company or upon the death, disability or retirement of the Director. Once the optionee has vested in his or her options, the option may be exercised in whole or in part with respect to 100% of the underlying common shares. Options granted under the plan have a 10-year term.

Non-Employee Directors’ Deferred Compensation Plan

Adopted in 1995, this plan allows the non-employee Directors to defer payment of all or a portion of their annual cash compensation. This plan allows each participating non-employee Director to:

•	elect to defer a specified dollar amount or a percentage of his or her cash compensation;

•	have the deferred amount credited to the Director’s account and deemed invested in one or more of the options available under the plan; and

•

elect to begin payment of the deferred amounts as of the earlier of termination of services as a Director, death or a date not less than one full calendar year after the year the fees are initially deferred.

The investment elections available under the plan are the same as those available to officers under our Top Hat Plan, which is discussed in the narrative of the Nonqualified Deferred Compensation Table following the Compensation Discussion and Analysis section of this proxy statement. Two Directors, Mr. Hanks and General Walls, elected to defer Board fees under the plan during 2009 as detailed above in the Director Compensation Table.

Directors’ Charitable Award Program

This program was terminated in 2003, other than for Directors already vested. Upon the death of a vested non-employee Director, we will donate an aggregate of $500,000 (in 10 annual installments) to one or more charitable organizations recommended by the vested Director and approved by Lincoln. This program is funded through insurance policies on the lives of the vested Directors. No premiums were paid during 2009 as the policies were fully-funded as of the end of 2005.

All charitable deductions and the cash surrender value of the policies accrue solely to Lincoln; the vested Directors derive no financial benefit. The current non-employee Directors who are vested in the program are David H. Gunning, G. Russell Lincoln and Kathryn Jo Lincoln.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following explains the material elements of the compensation objectives and policies as it relates to our “named executive officers” included in the Summary Compensation Table – Messrs. Stropki, Petrella, Stueber, LeBlanc and Blankenship.

Our executive compensation programs consist of four main components: base compensation, annual bonus, long-term incentives and benefits/perquisites, all of which are discussed in more detail below. Base pay is targeted at the 45th percentile of the competitive market (slightly below market), while target total cash compensation (which includes an annual bonus that incorporates aggressive financial targets) is set at the 65th percentile of the market (above market). Long-term incentive compensation is set at the 50th percentile (at market), and is divided equally among three programs: stock options, restricted stock and a cash long-term incentive program. Benefits are set at the market median or 50th percentile. Although not targeted to a specific competitive level, we believe our executive perquisites are below the market median.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements for other contexts.

Executive Summary

The Compensation and Executive Development Committee of the Board, which we refer to in this section as the Committee and which consists solely of non-employee Directors, has responsibility for reviewing, establishing and monitoring all elements of compensation of our executives (see Role of Committee, Consultants and Management below). To set the levels of compensation for executive management, the Committee conducts an annual review of competitive market compensation, executive compensation trends, business needs, individual performance and our financial performance to peers. Based on these factors and the advice of its outside executive compensation consultant, Towers Watson & Co. (for years prior to 2010), the Committee made certain changes in 2009 and 2010. Most notably, it added a return on invested capital metric to the cash long-term incentive plan for the 2009 to 2011 plan cycle and all future cycles, it revised the annual bonus program matrix to broaden the range on individual performance ratings (but did not increase the maximum payout percentages) and it re-evaluated severance agreements for our officers to ensure continuity and continued dedication of efforts in the event of a change in control.

For each named executive officer, the Committee reviewed the levels and amounts of compensation based on an analysis of pay for performance, a summary of the Company’s overall compensation philosophies, a comparison of current pay to the various competitive targets and individual performance. The Committee did not increase base pay for the named executive officers for 2009 and, in February 2009 and May 2009, all Management Incentive Plan, or MIP (or bonus), participants, including the named executive officers, had their base pay reduced by 5% in each instance, for a total base pay reduction of 10%. During 2009, two named executive officers subsequently did receive base pay increases as a result of promotions, but the 10% reduction was applied to those new base pay amounts. In late 2008, the Committee also set 2009 MIP (bonus) targets and long-term incentives (Cash LTIP and equity awards) for the named executive officers (each of these actions is described in more detail in the Executive Compensation Components below).

For 2009, financial results for the Company were substantially lower than 2008. Accordingly, actual payouts for the 2009 MIP (annual bonus) for the named executive officers were well below the actual payouts for 2008. In addition, as a result of this weaker 2009 financial performance, there were no payouts under the Cash LTIP for the named executive officers (or for any other participants) for the 2007 to 2009 plan cycle, nor accelerated vesting of restricted stock granted at the end of 2006. In approving the significantly lower 2009 incentive payouts, the Committee noted that the Company’s financial performance compared to its peer group and companies in the S&P Midcap 400 Index was mixed during this period – in both longer historical periods (the most recent trailing 36-month period) and the last year (the most recent trailing 12-month period), some of the Company’s financial performance (such as net income growth) was well below its peer group and companies in the S&P Midcap 400 Index while other financial performance (such as return on invested capital) was well above those groups. Due to the lower incentive payments, the 2009 compensation for the named executive officers was also significantly below comparable amounts for the peer group companies and companies in the S&P Midcap 400 Index (each of these components is described in more detail in Executive Compensation Components below).

Recognizing that 2009 financial performance incentive anomalies were expected to impact long-term incentives for the next few years, in late 2009, the Committee approved a special, one-time award of restricted stock for executive management (including the named executive officers) in order to incent and retain key management. Excluding this special award, 2010 compensation for the named executive officers is not significantly higher than 2009 target compensation, with only one named executive officer receiving any increase. Each of these components is described in more detail in Executive Compensation Components below.

Beginning in 2010, in keeping with good corporate governance practices, the Committee engaged Hay Group, Inc. to act as its independent executive compensation consultant. Towers Watson & Co. will continue to provide both executive compensation consulting and other services to management.

Cost-Saving Measures

In light of the global economic recession, the Company instituted several cost-cutting initiatives during the fourth quarter of 2008 and 2009 to align the Company’s business with the challenging economic environment. At our domestic welding business, these measures included reduced work hours for piecework and hourly employees, cuts in expenses and discretionary spending in all areas, reassignment of employees under the guaranteed employment policy, cancellation of merit raises, elimination of most external hiring, institution of a 5% base salary reduction for salaried, non-executive employees, institution of a 10% base salary reduction for executive management (including the named executive officers), suspension of the Company’s 401(k) match and the offer of a voluntary separation incentive program for our employees. Similar actions were also taken for our global operations, consistent with local rules and policies. In light of slightly improving general economic conditions, the Company has already increased the hours of certain employees and returned many reassigned employees to their original functions. In addition, the 5% base pay reduction for salaried employees and the 10% base pay reduction for executive management (including the named executive officers) was removed effective March 16, 2010 and the 401(k) match will be reinstated effective April 1, 2010, retroactive to January 1, 2010.

Executive Compensation Philosophy

We place the greatest emphasis on programs that reward financial and individual performance while striking a balance between different programs that reward both short-term and long-term financial performance. We believe that this structure is the most effective way to attract, motivate and retain exceptional employees. Our approach to executive compensation is generally the same as our approach to employee-wide compensation, with a strong belief in pay-for-performance and a long-standing commitment to incentive-based compensation. For example, virtually all domestic welding business full-time employees (including factory and non-factory employees) participate in a bonus program designed to reward both company financial performance and individual contributions. In the 2009 bonus year, our broad-based bonus pool for domestic welding business employees was $42 million, the average bonus paid was 37.41% of an employee’s base pay and the average total cash compensation received by bonus-eligible employees was $53,227.

We use base pay and benefits to deliver a level of predictable compensation since our compensation programs are heavily weighted toward variable compensation. Therefore, fixed components, such as base compensation, are generally set below the competitive market for each position, while incentive-based compensation, such as annual bonuses, are set above the competitive market and require above market financial performance for payouts at (or above) target. However, because annual bonuses reward short-term operating performance and are paid in cash, our long-term incentive compensation programs are weighted more heavily toward rewards for share appreciation.

Employees are rewarded when we achieve superior financial results but their compensation is significantly reduced when we do not achieve the expected level of financial performance. The latter was the case in 2009. In addition, individual performance plays a key role in determining the amount of compensation delivered to an individual, with our philosophy being that the best performers should receive the greatest rewards.

Executive Compensation Methodologies

Role of Committee, Consultants and Management

Committee.    The Committee regularly involves the full Board in its responsibilities. Its primary charge is to determine and report to the Board on the compensation (or method of calculating it) for the Chairman, President and Chief Executive Officer and the other executive officers. It establishes and then conducts a full Board review in executive session of the annual performance for the Chief Executive Officer. In addition, the Committee establishes procedures and conducts succession planning for the Chief Executive Officer and other executive management positions. It also reviews and makes recommendations to the Board concerning our employee stock, incentive compensation and certain employee benefit programs.

CEO and Management.    The management of the Company (particularly the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President, Human Resources and Compliance) provides recommendations to the Committee relative to the philosophies underlying our compensation programs, components of these programs and levels of compensation. Specifically, the Chief Executive Officer recommends the compensation for the other executive management positions and provides the Committee with assessments of their individual performance, both of which are subject to Committee review. Relative to compensation setting, the Committee reviews the Chief Executive Officer’s recommendations and discusses them with their executive compensation consultant to ensure the compensation recommendations are in line with the executive compensation program’s stated philosophies and are reasonable when compared to our competitive market. Relative to individual performance assessments, which are based on achievement of various financial and leadership objectives set by the Chief Executive Officer at the beginning of each year, the Committee reviews specific performance components and makes suggestions for modifications where warranted.

Compensation Consultants.    The Committee receives assistance and advice from its executive compensation consultants who, prior to 2010, were at Towers Watson & Co., an internationally-recognized human resources consulting firm. Compensation consultants advise on matters including competitive compensation surveys, executive compensation trend data, observations on the design of our incentive programs, peer company/S&P Midcap 400 Index financial performance and peer company/S&P Midcap 400 Index compensation analysis. The Committee’s consultants report directly to the Chairperson of the Committee and often meet with the Committee in executive session without the participation of Company management, although, prior to 2010, these consultants were also available to, and regularly did, provide advice to management. Changes to the incentive programs in 2008 and 2009 were made in consultation with Towers Watson. The Committee, however, is not bound by the input, advice or recommendations of its executive compensation consultant.

Towers Watson also provides other human resources consulting to the Company, such as accounting and actuarial services for its global retirement programs, broad-based compensation surveys and consulting on Director compensation. In order to ensure the independence of its consultants, prior to 2010, the Committee required that, with respect to non-executive compensation work, the Committee review and approve the work to be performed, the amount of non-executive compensation work could not exceed a certain level and Towers Watson had to ensure that the specific executive compensation consultants did not perform such non-executive compensation work. For 2009, the aggregate fees paid to Towers Watson for these additional services were $481,344 and the aggregate fees paid to Towers Watson for executive compensation services were $239,910. Towers Watson did not provide services related to director compensation during 2009.

Beginning in 2010, the Committee retained Hay Group, Inc. to act as its compensation consultant to ensure even greater independence. For 2010, Hay Group will serve as the sole compensation consultant to the Committee and Towers Watson will continue to provide both executive compensation and other services to management.

Selection of Compensation Elements

As part of its annual review, the Committee first evaluates whether changes in the philosophy or structure are warranted in light of emerging trends, business needs and/or our financial performance. Absent changes, the Committee uses competitive market data, performance assessments and management recommendations to set the pay components along the targets described above (e.g., 45th percentile for base pay). Actual pay for the executive management will generally fall within a range of these targets (plus or minus 20%).

Consistent with our pay-for-performance and incentive-based philosophies is our belief that compensation for executives new to their positions should be brought to the levels described above over time, not all at once. Therefore, for a period of time, new executives may experience incrementally larger pay increases but their compensation will be set below the targets described above during a transition period. Transition periods can last from three to five years after taking on new, larger assignments. Absent these types of significant increases, increases for break-through individual performance or significant changes in the competitive market data, pay increases are generally expected to be in line with national trends.

Market Comparison Data

Competitive market compensation data is collected from multiple, nationally-published surveys, from proxy data for a peer group of companies and from proxy data for companies in the S&P Midcap 400 Index (in which the Company participates). The S&P Midcap 400 Index data is collected for all companies in that index as well as for the manufacturing companies only in that index. All competitive market compensation data is statistically determined (through regression analysis) to approximate the Company’s revenue size. Survey data is also aged to approximate more current data.

Comparison Group

The peer group of companies consists of 25 publicly-traded industrial corporations that are headquartered in the United States, serve a number of different market segments and have significant foreign operations. These are companies for which Lincoln competes for talent and for shareholder investment. During 2009, our peer group was comprised of the following companies:

AGCO Corp	Donaldson Co	Illinois Tool Works	Parker-Hannifin Corp
Ametek Inc	Dover Corp	ITT Corp	Regal Beloit Corporation
Caterpillar Inc	Eaton Corp	Kennametal Inc	Rockwell Automation
Cooper Industries	Emerson Electric	Nordson Corporation	Roper Industries
Crane Company	Flowserve Corporation	Paccar Inc	SPX Corp
Cummins Inc	Graco Inc	Pall Corp	Thomas & Betts
Deere & Co

Compensation Structure

Business Needs.    Compensation consultants assist in presenting information about emerging trends in executive compensation, along with Committee members’ own reading and study on these matters. These trends are considered by the Committee in light of our compensation philosophies and looking at various business needs. Business needs evaluated can include: talent attraction and retention strategies, growth expectations, cost-containment initiatives, management development needs, administrative complexity and our company culture. In evaluating the impact of these business needs, no single factor guides whether changes will be made. Instead, the Committee adopts a holistic approach, considering various factors.

Individual Performance.    Individual past performance is a significant factor in determining annual changes (up or down) to pay components (base pay, annual bonus targets and long-term incentive awards) as the Company views past performance as a strong indicator of future performance. In addition, as described in more detail below, the annual bonus includes an individual performance component in determining the percentage of target actually paid. Individual performance is measured against how well an executive achieves objectives established for him or her at the beginning of the year. Other than objectives tied to specific business needs (such as those described above), objectives could include: leadership of specific initiatives, participation in or support of strategic programs and individual development actions. Historically, a performance rating has generally ranged from .80 to 1.15, with all performance ratings capped at 1.15. For 2009, the Committee approved modifications to the annual bonus matrix to provide for a broader range of performance ratings, up to a maximum of 130 and a different scale. However, it maintained the top payout percentages (that previously applied to the 1.15 performance rating cap). This will allow the Company to reflect a broader range of performance but is not intended to increase the amount actually paid.

Pay and Performance Review.    In determining whether changes will be made to the existing philosophy or structure and before setting compensation levels for the upcoming year, the Committee conducts an annual review of pay and performance. This review is used to evaluate whether executive pay levels are properly aligned with our financial performance, when compared to pay levels of the peer group companies and financial performance of the peer group companies and companies in the S&P Midcap 400 Index. The review looks at various financial metrics and compensation data for the most recent fiscal year and for a multi-year historical period. It then considers whether our financial performance is at, below or above that of the peer group companies/companies in the S&P Midcap 400 Index and whether our executive compensation is at, below or above the peer group companies.

In setting 2009 compensation (which was done in the fourth quarter of 2008), the Committee reviewed revenue growth, earnings before interest and taxes (EBIT) growth, net income growth, earnings per share (EPS) growth, return on invested capital and 1-year and 3-year total shareholder return for Lincoln versus the peer group and versus companies in the S&P Midcap 400 Index (those components were also reviewed in setting 2010 compensation, which was done in the fourth quarter of 2009). Overall, the Committee noted that in both longer historical periods and the most recent completed fiscal year, pay levels were generally lower than the financial performance delivered, particularly as it relates to long-term incentives. In evaluating 2009 pay levels, the Committee reviewed 2007 and 2008 pay levels versus the competitive targets, noting that some differences existed in the data obtained from the broad-based surveys versus the peer group companies and the S&P Midcap 400 companies’ proxy statement data. Overall, the Committee concluded that base pay for the named executive officers was generally in line with the Company’s 45th percentile target when comparing it to both survey and proxy statement data, total cash compensation for the named executive officers (base pay and annual bonus (MIP)) was generally in line with the Company’s 65th percentile target when comparing it to both survey data and proxy statement data, and long-term incentives for the named executive officers were generally in line with the Company’s 50th percentile target when comparing them to survey data, but was substantially below that threshold when comparing them to proxy statement data.

In evaluating Lincoln’s financial performance relative to the peer group companies and companies in the S&P Midcap 400, Lincoln’s historical financial performance was at or above the peer group’s/S&P Midcap 400’s financial performance for the most recent fiscal year and the most recent three-year period. Specifically, revenue growth and EBIT growth for 2007 were above the 75th percentile of the peer group (and above the median, or 50th percentile, of the S&P Midcap 400 Index), return on invested capital and 3-year total shareholder return for the Company for 2007 were above the 75th percentile of both peer group and S&P Midcap 400 performance and net income growth, EPS growth and 1-year total shareholder return for the Company for 2007 were above the 50th percentile of both peer group and S&P Midcap 400 performance, while compensation was at or below the median (50th percentile) of the peer group and companies in the S&P Midcap 400 Index. Taken as a whole, the Committee used this information to conclude that, while no significant changes were needed to our overall executive compensation philosophies for 2009, certain adjustments in the incentive programs were appropriate to allow for larger payouts at higher levels of financial performance.

Timing of Compensation Determinations and Payouts

Base pay levels, annual bonus targets and long-term incentive awards (which include all equity-based awards, such as stock options and restricted stock, and a cash long-term incentive plan target) are set at the end of the prior year at a regularly-scheduled Committee meeting. The date is fixed by the Committee well in advance and generally occurs at the same time each year (in the fourth quarter) in connection with regularly-scheduled Board and Committee meetings. Payout amounts for the annual bonus and the cash long-term incentive plan are determined after year-end, at the first regularly-scheduled Committee meeting of the following year, once complete financial results are available.

Executive Compensation Components

Base Compensation

Base compensation is provided to the Company’s executives to compensate them for their time and proficiency in their positions, as well as the value of their job relative to other positions in the Company. Base salaries are set based on the executive’s experience, expertise, level of responsibility, seniority, leadership qualities, individual accomplishments and other factors. That being said, the Company aims to set base salaries at approximately the 45th percentile of the market (slightly below market) in keeping with our philosophy that greater emphasis should be placed upon variable compensation. In late 2008, in recognition of the poor economic conditions, the Committee did not increase the base pay for any named executive officer for 2009. All of the executive management (including the named executive officers) received 5% decreases to their base pay effective as of February 1, 2009, as well as another 5% decrease to base pay effective as of May 1, 2009, as part of the Company’s cost-saving measures during the economic recession. During 2009, Messrs. LeBlanc and Blankenship did receive base pay increases as part of their promotions to President, International and President, North America, respectively. However, the 10% reduction was applied to these new amounts. As a result of these reductions and even incorporating the increases for Messrs. LeBlanc and Blankenship, base salaries for the named executive officers were all below the 45th percentile of the market after an average decrease in base pay of 6.9%. For 2010, of the named executive officers, only Mr. LeBlanc received an increase (of 3%), as part of ongoing pay movement to reflect his new role. During the first quarter of 2010, the Company removed the 10% base pay reduction for executive management.

Annual Bonus

Overview.    The Management Incentive Plan, or MIP, provides the named executive officers an opportunity to receive an annual cash bonus. We believe that, given base pay is set below market, annual cash bonus opportunities should be above average to balance some of the risk associated with greater variable compensation. Therefore, we target total cash compensation (base and bonus target) at the 65th percentile of the market. We believe, however, that payments of above-average bonuses should only be made where the individual’s performance, that of the entire Company and that of his or her particular business unit warrant it. As a result, financial goals are set above market. Actual bonus payments may be substantially above the market median

(approaching total cash compensation in the upper quartile, or 75th percentile, of the market) if Lincoln delivers outstanding financial results that are well above competitive market. Conversely, actual bonus payments, and therefore total cash compensation, may be substantially below market if either individual performance or Company performance does not reach budgeted levels. For 2009, 36 individuals participated in the MIP worldwide. One additional individual was recommended for participation in the MIP for 2010.

Funding Formula—MIP Matrix.    The percentage of target actually paid is based upon a matrix that takes into account the level of achievement of financial performance and the executive’s individual performance. If either of these factors is not met, the percentage of target paid is reduced, with the potential that no bonus will be paid. If either of these factors exceeds expectations, the percentage paid is above target, up to a maximum of 160%. For 2009, the MIP matrix was as follows:

2009 MIP Matrix

And Individual Performance of…	Based on Financial Achievement to Budget of…
	50%	60%	70%	80%	90%	100%	110%	120%	130%	140%	150%
	A Participant Will Receive the Following Percentage of His or Her Target
130	0	60%	80%	100%	115%	120%	125%	135%	140%	150%	160%
120	0	45%	70%	90%	110%	115%	120%	130%	135%	145%	150%
110	0	30%	55%	80%	105%	110%	115%	125%	130%	135%	140%
100	0	15%	40%	65%	95%	100%	110%	120%	125%	130%	135%
95	0	0	25%	45%	75%	90%	100%	110%	115%	120%	125%
90	0	0	0	25%	40%	70%	85%	90%	100%	105%	110%
85	0	0	0	0	25%	40%	65%	70%	80%	90%	95%
80	0	0	0	0	0	25%	40%	50%	60%	70%	80%
75	0	0	0	0	0	0	25%	30%	40%	50%	60%
70	0	0	0	0	0	0	5%	10%	25%	30%	40%
65	0	0	0	0	0	0	0	0	0	0	0

For 2010, the MIP matrix will be the same as above for 2009.

Occasionally, the Committee approves MIP payments outside of the strict application of this matrix, either through positive or negative discretion. This was the case for 2009 for Mr. LeBlanc, where the Committee approved an additional amount to reflect his exceptional efforts in managing cost pressures in Europe.

Consolidated Results and Business Unit Performance.    A portion of the financial component is based upon achievement of Company consolidated financial results, and another portion may be attributable to regional/business unit financial results, depending upon the individual’s span of responsibility. Given their corporate-wide responsibilities, for 2009, the financial components for Messrs. Stropki, Petrella and Stueber were 100% dependent upon Company consolidated financial results. For 2009, the financial components for Mr. LeBlanc were 25% dependent on achievement of financial results for the consolidated Company and 75% dependent upon achievement of the financial results for his particular business units/regions. For 2009, the financial components for Mr. Blankenship were 50% dependent upon achievement of financial results for the consolidated Company and 50% dependent upon achievement of financial results for his particular business unit/region. By varying the financial metrics used based upon areas of responsibility, it is possible that certain participants will receive a higher percentage of target while others will receive a lower percentage of target where the business unit performance for one participant is better than the business unit performance for the other. This is a key component of our pay-for-performance and incentive-based philosophies. For 2009, consolidated and all business units’ results were below budgets, some significantly. Therefore, 2009 MIP payouts ranged from 12% to 98% of targets, with an average payout of 64% of target.

EBITB Financial Metric.    For 2009, one financial metric used was achievement of earnings before interest, taxes and the broad-based bonus referred to above (EBITB) to budget. This metric accounted for 80% of the MIP financial component. EBITB to budget has been used as the financial metric for the MIP since its inception in 1997 because it is an important indicator of profitability. Budgets for the consolidated company and the various business units are set aggressively (based on the local and global economic climate), at the beginning of the year, are reviewed by the Finance Committee of the Board and are approved by the full Board. In the last five years, EBITB to budget for the consolidated Company has ranged from 67.2% to 123.3% and has averaged 101.8%. For all of our business units, since 1997, EBITB to budgets have ranged from 3.6% to 162.1% (which was capped, at the time, at 120%), and have averaged 93.1%. When performance goals are set, we believe that there is an equal probability of achieving EBITB to budget in any year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. In calculating EBITB for 2009, adjustments were made for rationalization charges, certain asset impairment charges, the gains and losses on certain transactions including the disposals of certain assets and the results of businesses acquired during the year. For 2009, the EBITB budget was set at $238.0 million and actual performance, as adjusted, measured at budgeted exchange rates, was $159.9 million for the consolidated Company.

AOWC Financial Metric.    For 2009, a second financial metric, namely the achievement of budget for average operating working capital (AOWC) to sales, was used. This metric accounted for 20% of the MIP financial component. This metric was added in 2007 to underscore the Company’s commitment to improving cash flow. In the last three years, for all business units, AOWC to sales ranged from 53.5% to 108.2% and averaged 86.7%. Like EBITB, we believe that there is an equal probability of achieving AOWC to sales in any given year, although the cyclical nature of our business may increase the probability in some years and decrease it in others. For 2009, the AOWC to sales budget was set at 26.0% and actual performance, excluding businesses acquired during the year, was 29.2% for the consolidated Company.

Target Awards.    The 2009 MIP targets for the named executive officers were established according to the principles discussed above. During 2009, Messrs. LeBlanc and Blankenship received increased 2009 MIP targets as part of their promotions. However, these increased amounts were applied on a pro-rata basis based on the effective date of their promotions, August 1, 2009. The 2009 MIP targets for the named executive officers placed their total cash compensation (base and bonus targets), on average, below the broad-based survey group 65th percentile (and substantially below the 65th percentile if the base pay reductions were included), after an average increase in their MIP targets of 20.0%. This increase was due primarily to the promotions of Messrs. LeBlanc and Blankenship in August 2009.

2009 MIP Payments.    The bonuses actually paid to the named executive officers for 2009 (as reported in the Summary Compensation Table) were well below the amounts paid to them for 2008 and below their 2009 targets. These lower payments were due, notwithstanding the increases in targets described above and solid individual performance, to the deteriorated overall financial performance of the Company. On average, 2009 actual bonuses for the named executive officers were 25.1% lower than 2008 actual bonuses and were 27.1% below targets. In approving the 2009 MIP payments, the Committee noted that the Company’s growth in EBIT for the most recent trailing twelve month period was below the 25th percentile of both the peer group and companies in the S&P Midcap 400 Index (growth in EBIT being the closest financial comparison available for the EBITB to budget metric used in the MIP), and that the Company’s return on invested capital for the most recent fiscal year (2008) was above the 75th percentile of both the peer group and companies in the S&P Midcap 400 Index (return on invested capital being the closest financial comparison available for the AOWC to sales metric used in the MIP). These bonus payments resulted in total cash compensation (base and actual bonus) for the group that was, on average, approximately the 40th percentile of the survey group.

2010 MIP Targets.    MIP targets for 2010 for the named executive officers are set forth in the Grants of Plan-Based Awards Table below. The Committee determined these targets, in consultation with Towers Watson, based on the Company’s compensation philosophies and competitive data. The 2010 MIP targets resulted in total compensation (base and target bonus) for the group that was, on average, at the survey group 65th percentile.

Long-Term Incentives

Overview.    We believe that long-term incentive opportunities should be provided to focus rewards on factors that deliver long-term sustainability for the Company and should be established at the median (or 50th percentile) of the market. We have targeted the median of the market, in keeping with our pay-for-performance philosophy, because we believe that superior long-term financial growth itself should be the main driver of above-market long-term incentive compensation. We also believe that different financial metrics help drive long-term performance. Therefore, we have established a structure for long-term incentives that combines several different long-term metrics, with the greatest emphasis placed on share appreciation and non-cash awards.

Long-Term Components.    Our long-term incentive program is made up of three components: stock options, restricted stock and a cash long-term incentive program. The value of each is weighted equally, such that one-third of an executive’s long-term incentive value is delivered through stock options, one-third through restricted stock and one-third through a target cash award. This provides an even balance with respect to the different attributes and timing associated with each type of award. Annual awards of all three components are made on a limited and selective basis to those individuals who have been designated as officers. The stock option and restricted stock awards for 2009 and 2010 were made under the 2006 Equity and Performance Incentive Plan. For 2009 awards, 17 individuals were eligible to receive all three components and, for 2010 awards, 18 individuals were eligible to receive all three components. In both years, the eligible group included all of the named executive officers. Stock option and restricted stock awards are based on an assumed value. These assumed values consider a historical average of the stock price and are calculated approximately one month before the actual award. Therefore, the assumed value used to make the awards and the value provided in the Summary Compensation Table (which uses the actual grant date fair value calculated in accordance with generally accepted accounting principles) will be different. 2010 stock awards (shown as 2009 compensation in the Summary Compensation Table) had an assumed value that was lower than the grant date fair value provided in the Summary Compensation Table, while 2009 stock awards (shown as 2008 compensation in the Summary Compensation Table) had an assumed value much higher than the grant date fair value reported.

Stock Options.    Recognizing that equity awards are a valuable compensation tool, we extend the stock option portion of our long-term incentive program to senior managers and also make available certain one-time option grants to significant contributors, regardless of their position within Lincoln. Approximately 68.7% of the stock options covered by the 2009 award were made to employees other than our named executive officers, with a total of 354 employees receiving options worldwide. Approximately 68.0% of the stock options covered by the 2010 award were made to employees other than our named executive officers, with a total of 391 employees receiving options worldwide.

Restricted Stock.    For 2009, all MIP participants (including the named executive officers) received restricted stock awards. Accordingly, 36 employees received grants for 2009 while 37 employees received grants for 2010.

One-Time Special Restricted Stock Award.    Recognizing that 2009 financial performance anomalies were expected to impact long-term incentives for the next few years and considering various methods to incent and retain key management, in late 2009, the Committee did approve a special, one-time award of restricted stock for executive management (including the named executive officers). The terms of this award were similar to the regular restricted stock awards, but with an accelerated vesting schedule that used a financial performance period that was shorter (one year) than the financial performance period used in the regular awards (three years).

Timing of Stock Options and Restricted Stock Awards.    The Committee has sole discretion in awarding stock options and restricted stock and does not delegate such authority to our management nor does management have the ability to select or influence award dates. The date used for awards is the date of a regularly-scheduled Committee meeting which is fixed by the Committee well in advance and generally occurs at the same time each year (in the fourth quarter). Occasionally, the Committee is asked to approve limited, out-of-cycle special awards for specific business purposes or in connection with employee promotions or the hiring of new employees. Generally, these out-of-cycle stock option grants and restricted stock awards have been made at regularly-scheduled Committee meetings that have been set well in advance and all have been for minimal amounts. During 2009, Messrs. LeBlanc and Blankenship received additional awards of stock options and restricted stock in connection with their promotions. These awards were made by written action of the Committee. The grant date fair value of the awards (as opposed to the assumed value used to make the awards) is included in the Summary Compensation Table.

Cash Long-Term Incentive

Overview.    A cash long-term incentive plan, or Cash LTIP, was introduced in 1997 for officers. The plan is designed to offer reward opportunities leveraged to the long-term performance of the Company and to provide line-of-sight for plan participants by tying rewards to operating performance. Target amounts are set each year at the beginning of a three-year performance cycle. Because awards are made each year and because each award relates to a three-year performance cycle, three different programs will be running at any point in time. The percentage of the target amount actually paid at the end of the applicable three-year cycle will be based upon achievement of three-year Company performance against pre-established performance thresholds. Each plan has six to seven performance thresholds with percentage payouts attributable to those thresholds ranging from 0% to 200% of target. No payments were made under the plan for the 2007-2009 performance cycle.

Performance Measure.    Since its inception, the performance measure used in the Cash LTIP has been growth in net income over the three-year cycle. Beginning in 2005, we began measuring growth over the entire three-year period (instead of on a year-by-year basis) because the Committee concluded it was a better metric of sustained growth. Although net income growth has been used consistently and was used as the financial metric for the 2007 to 2009 plan cycle, any of the following performance measures may be used as deemed appropriate by the Committee: growth measures, profitability measures, cash flow measures, return on investment/asset measures, shareholder value, strategic or non-financial performance and other key business issues or initiatives. During 2008, the Committee reviewed the process for setting financial targets and subsequently approved the use of two financial metrics for the 2009 to 2011 plan cycle—net income growth and return on invested capital—with a 50/50 weighting of the two metrics. This second metric, return on invested capital, was also included in the 2010 to 2012 plan cycle. From time to time, the Committee has considered and approved certain limited adjustments to reported net income (both positive and negative) in determining achievement of the performance measure against the thresholds. Each adjustment is reviewed in detail before it is made. The types of adjustments the Committee has considered include: rationalization charges, certain asset impairment charges and the gains and losses on certain transactions including the disposals of certain assets. To the extent an adjustment relates to restructuring or rationalization charges that are intended to improve organizational efficiency, a corresponding charge (equal to the adjustment) is amortized against future years until that adjustment is fully offset against the intended savings.

Performance Thresholds.    In setting the performance thresholds for a new three-year period, the factors that the Committee may consider include, but are not limited to, internal, external and macro-economic factors. Performance thresholds are set aggressively (based on the economic climate); accordingly, for 2009, no payments were made because the minimum performance threshold was not met. Since its inception, payments have been made six times (out of ten full cycles) and the average percent of target paid has been 74.9%, with payments ranging from 0% to 140% of target. For all plan cycles, the average net income growth threshold required to achieve a 100% payout under the three-year period has been 19.7%, with a range of 6% to 30%. As noted above, for the 2007 to 2009 plan cycle, none of the performance thresholds, which are set forth below, were met.

2007 Cash LTIP (2007 to 2009 cycle)
Growth in Net Income Over Entire 3-Year Cycle	% of Target Paid After 3-Year Cycle
Less than 10%	0
10%	25%
20%	50%
30%	100%
40%	150%
50%	200%

Comparing the historical performance thresholds to past net income performance, we believe that there is a 50% to 55% probability of achieving the net income growth thresholds for a 100% payout when initially determining the target growth for any cycle.

Beginning with the 2009 to 2011 plan cycle, return on invested capital is measured based on the Company’s performance as compared to its peer group performance. Percentile achievements to the peer group will be used, instead of an absolute target (as is the case with the growth in net income component).

The Committee retains discretion to modify payments to any participant, to modify targets and/or to modify the performance thresholds (up or down).

Payouts under Cash LTIP.    No payouts were made for the 2007 to 2009 plan cycle, based on net income growth over the three-year period that was below the 10% performance threshold for that plan cycle.

Timing for Setting Performance Measure and Performance Thresholds.    Although Cash LTIP target amounts are set at the end of the prior year at a regularly-scheduled Committee meeting, the performance measure and the performance thresholds are now generally set at the beginning of the first fiscal year, which timing coincides with regularly-scheduled Board and Committee meetings. This timing allows the Committee to see our full financial results for the prior year and allows for more current macro-economic projections to be used.

Other Equity Compensation.    From time-to-time, the Committee makes special one-time grants of equity compensation to meet a specific business need. Business needs could include, but are not limited to, retention and recruitment of key management. During 2009, Messrs. LeBlanc and Blankenship received special grants of equity awards in connection with their promotions. There are no other currently outstanding special one-time grants of equity compensation for the named executive officers other than a special award of 30,000 stock options granted to Mr. Stropki in 2004 upon his appointment as Chief Executive Officer. The normal terms of our equity awards applied to these grants.

Long-Term Incentive Timing and Amounts.    Stock options, restricted stock and target Cash LTIP awards are made each year at the same time that base compensation and bonus targets are set. Awards reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table, which were made in the fourth quarter of 2009, are evaluated as 2010 awards, since they relate to performance in 2010 and beyond. Therefore, the competitive market data, compensation trends, business needs, individual performance, individual role and Company financial performance to peers evaluated by the Committee to set the long-term incentive amounts reported in the footnotes to the Summary Compensation Table and the Grants of Plan-Based Awards Table will be different from those same components used to evaluate and set the base and bonus amounts reported in the Summary Compensation Table. Any Cash LTIP payments reported in the Summary Compensation Table are an additional exception; however, there were no Cash LTIP payments for 2009.

Each named executive officer received a 2010 stock option grant, two 2010 restricted stock awards and a 2010 to 2012 Cash LTIP target in the fourth quarter of 2009 (amounts for each reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, as applicable). Excluding the special, one-time award of restricted stock, the total value of the three awards placed the named executive officers’ long-term incentive compensation, on average, above the broad-based survey group 50th percentile, but well below the peer group and the S&P Midcap 400 group 50th percentiles. There was no increase in the potential assumed value of their long-term incentive awards, excluding the special, one-time restricted stock award. The absence of an increase was partially due to the fact that a special restricted stock award was made and based on the Committee’s understanding of trends in long-term incentive compensation.

Benefits

Overview of Benefits Structure.    We intend to provide a competitive group of benefits for all of our employees targeted at the 50th percentile of the market. Some aspects of our benefit programs are considered non-traditional due to their relationship with our pay-for-performance and incentive-based philosophies. For example, employees, including the named executive officers, are required to have medical insurance coverage through the Company or an equivalent external source. The premiums for Company-provided medical coverage are 100% paid by employees, on a pre-tax basis. Premiums for dental coverage, which is a voluntary benefit, are also 100% paid by employees. Life insurance coverage paid fully by the Company is set at $10,000 per employee, including the named executive officers, although employees may purchase additional insurance at their own cost. The named executive officers are not exempt from this cost-sharing approach. We regularly review our benefits for overall competitiveness.

We attempt to balance our various non-traditional programs (such as those with a significant portion of the cost borne by the employee), with more traditional programs. As a result, we place the greatest emphasis with our benefit programs on the delivery of retirement benefits to our employees. This allows us to reward long-term service with the Company which, we believe, is not addressed in our other compensation and benefit programs. The value of our retirement benefits are intended to deliver a retirement benefits package that is, when viewed in isolation, above the market median (50th percentile). Because some of our other benefits might be viewed as less than competitive and because our retirement benefits are above the competitive market, we believe that our overall benefit structure is at the competitive market (50th percentile).

Retirement Benefits.    Retirement benefits are provided to our named executive officers through the following programs:

•

The Supplemental Executive Retirement Plan, or SERP, became effective January 1, 1994. The purpose of the SERP is, in part, to make up for limitations imposed by the U.S. Internal Revenue Code on payments of retirement benefits under our tax-qualified retirement plans, including the RAP (described below), and, primarily, to provide an aggregate competitive retirement benefit for SERP participants in line with our overall 50th percentile objective for benefits. Participation in the SERP is limited to individuals approved by the Committee. As of December 31, 2009, there were 13 active participants in the SERP, with no new participants added since 2005. Compensation covered by the SERP is the same as shown in the salary and bonus columns of the Summary Compensation Table below. Certain terms of the SERP may be modified as to individual participants, upon action by the Committee. Except with respect to the increase of Mr. Stropki’s annual SERP benefit limit (in 2004) and the award of additional prior service to Mr. Stueber (in 1995) as described below in the narrative following the Grants of Plan-Based Awards Table, there have been no modifications of terms of the SERP as to the named executive officers.

•

The Lincoln Electric Company Retirement Annuity Program, or RAP, has been in effect since 1936 and applies to all eligible domestic welding business employees. Effective January 1, 2006, new employees are no longer eligible to participate in the RAP but became eligible for FSP Plus benefits described below. The retirement benefits under the RAP for the named executive officers are estimated in the Pension Benefits Table based on the 2006 and 1997 elections they each made (those elections are described in the Retirement and Other Post-Employment Benefits section).

•

A supplemental deferred compensation plan, or Top Hat Plan, is designed to allow participants to defer their current income on a pre-tax basis and to receive a tax-deferred return on those deferrals. Top Hat Plan benefits are provided through two separate programs: (1) the Lincoln Electric Holdings, Inc. 2005 Deferred Compensation Plan for Executives, or Top Hat Plan, was adopted on December 30, 2004 and then amended and restated as of December 31, 2008 to provide for ongoing deferrals in compliance with Section 409A of the Code, and (2) the Lincoln Electric Holdings, Inc. Deferred Compensation Plan for Executives, or Old Top Hat Plan, was originally adopted in 1994 and ultimately amended on December 30, 2005 to provide that all benefits under the plan would comply with the requirements of Section 409A of the Code. Participation in the Top Hat Plan is limited to individuals approved by the Committee. As of December 31, 2009, there were 18 active participants in the Top Hat Plan. No new participants or deferrals will be added to the Old Top Hat Plan.

•

A qualified 401(k) savings plan, formally known as The Lincoln Electric Company Employee Savings 401(k) Plan, was established in 1994 and applies to all eligible domestic welding business employees. For 2009, all of the named executive officers deferred amounts under the 401(k) plan. Historically, we have matched participant contributions (other than catch-up contributions) at 35% up to the first 6% of pay (base and bonus) contributed. Effective January 1, 2009, the Company suspended the 401(k) match as part of its cost-cutting initiatives in order to align the Company’s cost structure with the current economic environment. The Company reinstated the 401(k) match effective April 1, 2010, retroactive to January 1, 2010. We may also provide additional contributions under a program we refer to as the Financial Security Plan (FSP) for those participants, including the named executive officers, who made an election to adopt this program in 1997 (in which case they receive an annual FSP contribution of 2% of base pay) or who made an election to adopt a revised program in 2006, which we refer to as the FSP Plus program, in which case they receive an annual FSP Plus contribution as follows:

After service of...	Lincoln will contribute...
1 year	4% of base pay
5 years	5% of base pay
10 years	6% of base pay
15 years	7% of base pay
20 years	8% of base pay
25 years	10% of base pay

We also provide accidental death benefits to officers, due to the significant amount of travel required in their jobs. Under this program, the premiums of which are paid by the Company, a participant’s beneficiary would receive a payment of $2,000,000 upon an officer’s accidental death. The policy also provides disability benefits of up to $7,500 per month in the event an officer is permanently and totally disabled as a result of an accident, and it provides for medical evacuation coverage as a result of an accident.

Supplemental Executive Retirement Plan.    In 2005, we added a two-tier benefit structure applicable to new participants in the SERP in light of emerging trends in executive compensation. Under the two-tier benefit structure, future participants, if any, designated as “Management Committee and Regional President Participants” are entitled to a retirement benefit as follows:

Management				to a maximum of 60%
Committee/		[	(			years of service		final average pay	)			]
Regional	=			1.333%	x		x			-	applicable offsets		x	participation factor
Presidents

All future participants designated as “Other Participants” are entitled to a retirement benefit as follows:

				to a maximum of 50%
		[	(			years of service		final average pay	)			]
Other	=			1.111%	x		x			-	applicable offsets		x	participation factor
Participants

Generally, benefits under the SERP for current participants, including each named executive officer, are determined as follows:

				to a maximum of 65%
		[	(			years of service		final average pay	)			]
Current	=			1.445%	x		x			-	applicable offsets		x	participation factor
Participants

Perquisites

The Company will occasionally provide perquisites to officers or MIP participants to meet specific business needs. For example, because we believe in the importance of maintaining the health of all of our employees, including the named executive officers, we pay for an annual physical for MIP participants who are age 45 or older and for certain participants below that age on an ad hoc basis. We also make available financial planning services to certain officers. However, the cost of these financial planning services is included in the income of the participants. The physical and financial planning programs are optional programs. To assist us in conducting business meetings and/or entertainment, we pay the cost of certain club dues for some officers. Although these officers may derive some personal benefit from their use, club memberships are used extensively for business purposes, all personal expenses are borne entirely by the executive and the club dues are included in the income of the participants. Initiation fees for club memberships are paid by the executive.

In 2009, Messrs. Petrella and Blankenship opted to use the executive physical program. All of the named executive officers, except for Mr. Blankenship, used the financial planning services. Finally, certain club dues were paid for Messrs. Stropki, Petrella and Stueber. The value of these perquisites is included in the Summary Compensation Table.

Change in Control Agreements

We entered into severance agreements in 1998 with certain officers, including Messrs. Stropki and Stueber, designed generally to assure continued management in the event of a change in control of Lincoln. In July 2009, we entered into new severance agreements with our officers, including the named executive officers. With respect to Messrs. Stropki and Stueber, the new agreements supersede their old agreements. For Messrs. Stropki and Stueber, under the new agreements, the protection period following a change in control was reduced to two years from three years, the severance benefit was fixed (as opposed to calculated as the greater of one year or the remainder of the severance period of three years), additional age and service credit for the SERP for the remainder of the three-year protection period was eliminated, outplacement services were capped, and excise tax gross-ups were eliminated.

These new severance arrangements are operative only if a change in control occurs and payments are only made if the officer’s employment is terminated (or if the officer terminates his employment due to certain adverse changes in his terms of employment). These change in control agreements provide our named executive officers with the potential for continued employment following a change in control, which help retain these executives and provide for management continuity in the event of an actual or threatened change in control of Lincoln and also help ensure that our executives’ interests remain aligned with shareholders’ interests during a time when their continued employment may be in jeopardy. For a more detailed discussion of these change in control agreements, see Termination and Change in Control Arrangements below. Outside of these change in control agreements, the Company does not maintain written change in control or severance agreements.

Stock Ownership Guidelines

As with the Directors, in keeping with our philosophy that officers should maintain an equity interest in Lincoln and based on our view that such ownership is a component of good corporate governance, we adopted stock ownership guidelines for officers effective January 1, 2006. Under the guidelines, officers of Lincoln are required to own and hold a certain number of our common shares, currently at the levels set forth in the table below:

Executive Group	Ownership Guideline
CEO	3 times base salary
Management Committee Members*	1 times base salary
Other Officers **	1/2 times base salary

*	Includes Messrs. Petrella, Stueber, LeBlanc and Blankenship, as well as one other officer of Lincoln.
**	Includes other officers of Lincoln.

Officers have five years to satisfy the stock ownership guidelines, which can be satisfied either by holding (1) shares aggregating the dollar amount specified above, or (2) that number of shares needed to satisfy the ownership guidelines tied to the base salaries in effect on January 1, 2006 divided by the closing price of a common share on December 30, 2005 ($39.66). The Committee reserves the right to modify these guidelines in the future. Restricted stock awards will count towards the stock ownership guidelines; common shares underlying stock options and shares held in another person’s name (including a relative) will not. As of December 31, 2009, all of our officers met the stock ownership requirements.

Accounting Impact

Effective January 1, 2003, we adopted the fair value method of recording equity-based compensation contained in SFAS No. 123 “Accounting for Stock-Based Compensation.” Effective January 1, 2006, we adopted SFAS No. 123 (Revised 2004), “Share-Based Payment,” which is a revision of SFAS No. 123. Generally, the approach under SFAS No. 123(R) (which is now codified as FASB ASC Topic 718) is similar to the approach under SFAS No. 123. All employee stock option grants beginning January 1, 2003 are expensed over the stock option vesting period based on their fair value on the date the options are granted. Restricted shares or deferred shares require compensation expense to be measured by the quoted market price on the date of grant and expensed over the vesting period. No expense is recognized for any stock options, restricted shares or deferred shares that are forfeited, in which case the recipients have failed to meet the applicable vesting requirements.

Section 162(m) of the U.S. Internal Revenue Code

Our general philosophy is to qualify future compensation for tax deductibility under Section 162(m) of the Code, wherever appropriate, recognizing that, under certain circumstances, the limitations may be exceeded. Qualification is sought to the extent practicable and only to the extent that it is consistent with our overall compensation objectives.

During 2006, the Committee determined that both the MIP and Cash LTIP plans could be structured in such a way as to maintain a suitable level of flexibility and simplicity and, at the same time, could be treated as performance-based compensation under Section 162(m) of the Code. Such treatment would allow those payments to be deductible under Section 162(m) of the Code, to the extent that an executive officer’s compensation exceeded $1 million, which would be beneficial to the Company. Accordingly, at the 2007 Annual Meeting, the shareholders approved the 2007 Management Incentive Compensation Plan (or 2007 MICP), which allows the following components of executive compensation to be excluded in determining deductibility under Section 162(m) of the Code: annual bonus (MIP), Cash LTIP and stock option awards. Exclusion of those amounts under Section 162(m) means that they are fully deductible, regardless of amount, assuming they are otherwise considered reasonable compensation and are within the limits of the plan. Payments of base pay and restricted stock (as currently structured) would not be excludable and, thus, the payment of those amounts in excess of $1 million in a calendar year would, generally, be non-deductible. The 2007 MICP was amended and restated as of December 31, 2008 in order to bring the plan into compliance with Section 409A of the U.S. Internal Revenue Code and to clarify that automatic payments would not be made under the plan upon a change in control of the Company (such payments would be governed by the terms of the Company’s MIP and Cash LTIP programs).

All of the compensation paid to the named executive officers during 2009 was tax deductible by the Company for Federal income tax purposes, except with respect to a portion of the compensation paid to Mr. Stropki.

COMPENSATION COMMITTEE REPORT

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with Lincoln’s management and, based on this review and discussion, recommends that it be included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2009 and this proxy statement.

By the Compensation and Executive Development Committee:

/s/ Hellene S. Runtagh, Chair
Harold L. Adams Stephen G. Hanks G. Russell Lincoln William E. MacDonald, III

EXECUTIVE COMPENSATION

2009 Summary Compensation Table

The following table provides information on the compensation for our Chief Executive Officer and Chief Financial Officer, as well as the three next highest paid executive officers, for the last three years.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)		Total ($)
John M. Stropki, Jr.	2009	$736,667	(1)	$1,434,766	$797,581	$858,144	(1)	$760,993	(6)	$16,633	(7)	$4,604,784
Chairman, President and Chief Executive Officer	2008	800,000		771,234	405,569	1,925,112		862,896		24,092		4,788,903
	2007	775,000		538,489	574,490	1,639,225		158,048		27,884		3,713,136

Vincent K. Petrella	2009	345,313		394,271	219,468	285,026		151,924		23,347	(8)	1,419,349
Senior Vice President, Chief Financial Officer and Treasurer	2008	375,000		211,935	111,767	593,985		211,000		25,895		1,529,582
	2007	345,000		163,054	174,110	524,353		26,000		29,368		1,261,885

Frederick G. Stueber	2009	336,104		316,260	175,542	221,464	(5)	400,470	(6)	13,454	(9)	1,463,294
Senior Vice President, General Counsel and Secretary	2008	365,000		169,724	89,453	508,779		659,581		20,095		1,812,632
	2007	345,000		138,390	148,029	467,328		234,199		21,564		1,354,510

David M. LeBlanc	2009	269,938		310,687	174,640	138,000		62,200		531,184	(10)	1,486,649
Senior Vice President; President, Lincoln Electric International	2008	285,000		129,272	68,122	294,747		48,000		261,229		1,086,370
	2007	250,000		84,952	90,566	289,279		17,000		281,680		1,013,477

George D. Blankenship	2009	265,333		277,360	156,497	214,527		108,477		23,320	(11)	1,045,514
Senior Vice President; President, Lincoln Electric North America

(1)	Of the amounts shown as salary for 2009, $280,000 was deferred during 2009 under our Top Hat Plan. Of the amounts shown that relate to our MIP, $300,350 was deferred for 2009 in February 2010 under our Top Hat Plan. See the narrative following the Nonqualified Deferred Compensation Table below for additional information on this plan.

(2)	On December 1, 2009, the named executive officers received awards of restricted stock. For the 2009 amounts, one-half of the value of the restricted stock represents a special, one-time restricted stock award that vests in five years or earlier if the Compensation and Executive Development Committee of the Board determines that the Net Income Budget for 2010 is exceeded by at least 10%. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these awards.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the restricted stock awards. Assumptions used in the calculation of these amounts are included in footnote (7) to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2010. These amounts differ from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

(3)	On December 1, 2009, the named executive officers received grants of stock options. See the Grants of Plan-Based Awards and Outstanding Equity Awards at Fiscal Year-End Tables below for additional information on these grants.

The amounts reported reflect the grant date fair value under FASB ASC Topic 718 for the stock option grants. Assumptions used in the calculation of these amounts are included in footnote (7) to the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 22, 2010. These amounts differ from the assumed value used by the Committee at the time of the award as discussed in the Compensation Discussion and Analysis section above.

(4)	The amounts shown for 2009 represent payments under our MIP. No payments were made for 2009 under the Cash LTIP. For a description of our MIP and Cash LTIP, see the Compensation Discussion and Analysis section above.

(5)	Of the amount shown that relates to our MIP, $50,000 was deferred for 2009 in February 2010 under our Top Hat Plan.

(6)	The amounts shown for 2009 represent the increase in actuarial value of our two defined benefit plans, the RAP and the SERP, for 2009 as compared to 2008 as follows: Mr. Stropki ($152,302 for the RAP) ($537,950 for the SERP), Mr. Petrella ($76,627 for the RAP) ($75,297 for the SERP), Mr. Stueber ($111,475 for the RAP) ($284,259 for the SERP), Mr. LeBlanc ($62,200 for the RAP) ($0 for the SERP) and Mr. Blankenship ($60,371 for the RAP) ($48,106 for the SERP). The amounts shown for Messrs. Stropki and Stueber also include $70,741 and $4,736, respectively, representing in each case the difference between actual 2009 earnings credited to their respective deferred compensation accounts under our Top Hat Plan for investments in the Moody’s Corporate Bond Average Index ($252,420 for Mr. Stropki and $16,884 for Mr. Stueber) and $181,679 and $12,148, respectively (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2009).

(7)	The amount shown for 2009 is comprised of $641 in life and accidental death insurance premiums paid by Lincoln during 2009, as well as the following perquisites: club membership dues and financial planning services. None of the individual perquisites was greater than $25,000.

(8)	The amount shown for 2009 is comprised of $4,900 in company contributions under the FSP program and $641 in life and accidental death insurance premiums paid by Lincoln during 2009, as well as the following perquisites: club membership dues, financial planning services and an annual physical examination. None of the individual perquisites was greater than $25,000.

(9)	The amount shown for 2009 is comprised of, $4,900 in company contributions under the FSP program and $641 in life and accidental death insurance premiums paid by Lincoln during 2009, as well as the following perquisites: club membership dues and financial planning services. None of the individual perquisites was greater than $25,000.

(10)	The amount shown for 2009 is comprised of, $4,900 in company contributions under the FSP program and $641 in life and accidental death insurance premiums paid by Lincoln during 2009, as well as financial planning services and the following other perquisites (based on actual cost) related to Mr. LeBlanc’s expatriate assignment: a cost of living adjustment, a foreign service premium for taking a foreign assignment, housing rent and utilities (net of the hypothetical cost of U.S. housing), automobile lease payments, schooling for Mr. LeBlanc’s children, home leave airfare, foreign and certain U.S. taxes, tax services and a U.S. FICA/Medicare tax gross up of $9,375. None of the individual perquisites was greater than $25,000, other than the housing rent and utilities payment of $53,456, a cost of living adjustment of $26,593, dependent schooling of $25,131 and tax payments of $361,354. The amounts disclosed relating to Mr. LeBlanc’s expatriate assignment were converted from Euros to U.S. dollars on a monthly basis based on the month-end conversion price of Euros to U.S. dollars as reported by Bloomberg. The conversion price throughout the twelve-month period ranged between 1.27 to 1.50 Euros to $1.00.

(11)	The amount shown for 2009 is comprised of $21,227 in company contributions under the FSP program and $641 in life and accidental death insurance premiums paid by Lincoln during 2009. The amount shown also includes the cost of an annual physical examination.

2009 Grants of Plan-Based Awards

The following table provides information relating to plan-based awards granted in 2009 to those individuals named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards					All Other Stock Awards; Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)		Maximum ($)

John M.	12/01/09	0	$1,120,000	(1)	$1,792,000	(1)
Stropki, Jr.	12/01/09	0	667,000	(2)	1,334,000	(2)
	12/01/09						27,220			$1,434,766
	12/01/09							49,570	$52.71	797,581

Vincent K.	12/01/09	0	372,000	(1)	595,200	(1)
Petrella	12/01/09	0	184,000	(2)	368,000	(2)
	12/01/09						7,480			394,271
	12/01/09							13,640	52.71	219,468

Frederick G.	12/01/09	0	310,000	(1)	496,000	(1)
Stueber	12/01/09	0	147,000	(2)	294,000	(2)
	12/01/09						6,000			316,260
	12/01/09							10,910	52.71	175,542

David M.	12/01/09	0	315,000	(1)	504,000	(1)
LeBlanc	12/01/09	0	134,000	(2)	268,000	(2)
	12/01/09						5,440			286,742
	12/01/09							9,890	52.71	159,130
	7/31/09						565			23,945
	7/31/09							1,320	42.38	15,510

George D.	12/01/09	0	245,000	(1)	392,000	(1)
Blankenship	12/01/09	0	120,000	(2)	240,000	(2)
	12/01/09						4,860			256,170
	12/01/09							8,850	52.71	142,397
	7/31/09						500			21,190
	7/31/09							1,200	42.38	14,100

(1)	The performance-based amounts shown represent the range of cash payouts for 2010 under our MIP. Under the MIP, payments are based on the achievement of Company financial performance goals and the executive’s individual performance. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the bonus year. Actual payment amounts are determined by the Compensation and Executive Development Committee of the Board in the first quarter of the year following the bonus year. For additional information regarding the MIP, see the Compensation Discussion and Analysis section above.

(2)	The performance-based amounts shown represent the range of cash payouts for the 2010 to 2012 cycle under our Cash LTIP plan. Under the plan, payments are based on achievement of Company financial goals over a three-year cycle. Target awards are set by the Compensation and Executive Development Committee of the Board in the fourth quarter of the year preceding the three-year cycle. Actual payment amounts are determined by the Compensation and Executive Development Committee of the Board in the first quarter of the year following the three-year cycle.

(3)	The amounts shown in this column represent two restricted stock grants made under our 2006 Equity and Performance Incentive Plan on December 1, 2009, as well as July 31, 2009 for Messrs. LeBlanc and Blankenship in connection with their promotions. With respect to half of the restricted stock granted to each named executive officer on December 1, 2009, the restricted stock vests upon the earlier of (1) the recipient remaining in continuous employment for five years (to December 1, 2014), or (2) a determination by the Compensation and Executive Development Committee of the Board that the financial targets for our cash long-term incentive plan (discussed above) are met (i.e., 3 years) (2010-2012 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to the Company does not honor the terms of the award or in the event of death, disability or retirement. With respect to the other half of the restricted stock granted on December 1, 2009, the restricted stock vests upon the earlier of (1) the recipient remaining in continuous employment for five years (to December 1, 2014) or (2) a determination by the Compensation and Executive Development Committee of the Board that the Net Income Budget for 2010 is exceeded by at least ten percent, with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to the Company does not honor the terms of the award or in the event of death, disability or retirement. With respect to the additional restricted stock granted on July 31, 2009 to Messrs. Blankenship and LeBlanc, the restricted stock vests upon the earlier of (1) the recipient remaining in continuous employment for five years (to July 31, 2014) or (2) a determination by the Compensation and Executive Development Committee of the Board that the financial targets for our cash long-term incentive plan (discussed above) are met (i.e., 3 years) (2009-2011 cycle), with accelerated vesting upon a change in control in the event the employee is terminated or in the event any successor to the Company does not honor the terms of the award or in the event of death, disability or retirement. Any cash dividends on the restricted stock are sequestered by us until the shares are nonforfeitable, at which time such dividends are paid in common shares. The dividend rate for dividends paid on the restricted stock to the named executive officers is the same as for all other shareholders (in other words, it is not preferential).

(4)	The amounts shown in this column represent stock option grants made under our 2006 Equity and Performance Incentive Plan on December 1, 2009, as well as July 31, 2009 for Messrs. LeBlanc and Blankenship in connection with their promotions. The stock options were granted at the closing price of our common shares on the date of the grant. All stock options are non-qualified for tax purposes. We value stock options using the Black-Scholes valuation method. The stock options vest over a three-year period (in equal annual increments), with accelerated vesting upon retirement, death, disability or a change in control in the event the employee is terminated or if the plan is not assumed upon a change in control. Three-year vesting applies to stock option awards given to senior managers and officers. Options awarded to non-management employees vest after two years, with accelerated vesting upon retirement, death or disability. The options have 10-year terms.

(5)	The amounts shown represent the full value of the restricted stock awards and the stock option grants calculated in accordance with FASB ASC Topic 718. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of our common shares relative to the exercise price per share of the stock option at the time of exercise. The actual amount realized upon vesting of restricted stock will depend upon the market price of our common shares at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

The narrative below describes the material terms of each named executive officer’s employment agreement or arrangement with us to the extent it is not otherwise discussed above in the Compensation Discussion and Analysis section and/or in the Summary Compensation Table and its corresponding footnotes.

Additional Employment Terms for the Chief Executive Officer

Mr. Stropki was elected President and Chief Executive Officer of the Company effective June 3, 2004. In connection with his election, Mr. Stropki and Lincoln entered into a letter agreement modifying the terms of his retirement benefits. Under the terms of the letter agreement, Mr. Stropki will continue to participate in the SERP under the same terms and conditions that existed prior to his appointment as Chief Executive Officer, except that his annual benefit limit under the SERP was increased from the standard $300,000 to $500,000. For a general discussion of the SERP, see the Compensation Discussion and Analysis above and the Pension Benefits Table below.

For 2009, Mr. Stropki’s salary and bonus accounted for 35% of his total compensation, based on the value of his 2009 base salary and 2009 actual MIP (or bonus) paid in February 2010. There were no Cash LTIP payments for 2009.

Additional Employment Terms for the Chief Financial Officer

As part of its review of the Company’s cash long-term incentive plan, the Compensation and Executive Development Committee of the Board determined that it would institute pro-rata target awards for any open performance cycle for those individuals who became officers or for those officers who received significant promotions during these periods. Mr. Petrella received such a pro-rata target award when he was named Chief Financial Officer, but the performance cycle to which this increase applies is now closed.

For 2009, Mr. Petrella’s salary and bonus accounted for 44% of his total compensation, based on the value of his 2009 base salary and 2009 actual MIP (or bonus) paid in February 2010. There were no Cash LTIP payments for 2009.

Additional Employment Terms for the Other Named Executive Officers

Mr. Stueber entered into an employment agreement in February 1995, which was modified in May 1998. The agreement contains many terms no longer in effect. The agreement grants credited service for purposes of the SERP of 22 years as of his date of hire, assuming a normal retirement age of 60 and service of 45 years at age 65.

Mr. LeBlanc is an U.S. employee, working overseas. As such, he receives certain expatriate benefits under our overseas assignment policy. However, the benefits provided to Mr. LeBlanc are on the same terms as those provided to other expatriates. In addition, like Mr. Petrella, the Committee increased the target award for Mr. LeBlanc under the Company’s cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle.

Like Mr. LeBlanc, the Committee increased the target award for Mr. Blankenship under the Company’s cash long-term incentive plan as part of his promotion in 2009. The increase applies only to the 2009 to 2011 performance cycle.

For 2009, Mr. Stueber’s salary and bonus accounted for 38% of his total compensation, Mr. LeBlanc’s salary and bonus accounted for 27% of his total compensation and Mr. Blankenship’s salary and bonus accounted for 46% of his total compensation. The above percentages were based, in each case, on the value of the executive’s 2009 base salary and 2009 actual MIP (or bonus) paid in February 2010. There were no Cash LTIP payments for 2009.

HOLDINGS OF EQUITY-RELATED INTERESTS

The following table provides information relating to exercisable and unexercisable stock options and restricted stock at December 31, 2009 for those individuals named in the Summary Compensation Table.

Outstanding Equity Awards at December 31, 2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)

John M. Stropki, Jr.	27,500		$21.61	10-10-11
	48,400		23.46	11-20-12
	50,000		23.90	10-08-13
	30,000		31.90	06-03-14
	90,000		35.43	11-30-14
	49,600		39.93	11-30-15
	29,800		60.51	11-29-16	7,650	$408,969
	26,726	13,364	68.51	11-28-17	7,860	420,196
	13,786	27,574	43.97	12-03-18	17,540	937,688
		49,570	52.71	12-01-19	27,220	1,455,181

Vincent K. Petrella	10,000		$23.90	10-08-13
	25,000		35.43	11-30-14
	14,400		39.93	11-30-15
	8,650		60.51	11-29-16	2,220	$118,681
	8,100	4,050	68.51	11-28-17	2,380	127,235
	3,790	7,580	43.97	12-03-18	4,820	257,677
		13,640	52.71	12-01-19	7,480	399,881

Frederick G. Stueber	17,000		$35.43	11-30-14
	13,000		39.93	11-30-15
	8,110		60.51	11-29-16	2,080	$111,197
	6,886	3,444	68.51	11-28-17	2,020	107,989
	3,033	6,067	43.97	12-03-18	3,860	206,356
		10,910	52.71	12-01-19	6,000	320,760

David M. LeBlanc	7,200		$39.93	11-30-15
	4,430		60.51	11-29-16	1,140	$60,944
	4,213	2,107	68.51	11-28-17	1,240	66,290
	2,310	4,620	43.97	12-03-18	2,940	157,172
		1,320	42.38	07-31-19	565	30,205
		9,890	52.71	12-01-19	5,440	290,822

George D. Blankenship	15,000		$35.43	11-30-14
	7,400		39.93	11-30-15
	4,430		60.51	11-29-16	1,140	$60,944
	3,806	1,904	68.51	11-28-17	1,120	59,875
	2,066	4,134	43.97	12-03-18	2,630	140,600
		1,200	42.38	07-31-19	500	26,730
		8,850	52.71	12-01-19	4,860	259,816

(1)	Stock options vest in three equal annual installments, commencing on the first anniversary of the date of the grant.

(2)	The amounts shown in this column represent restricted stock awards made pursuant to our 2006 Equity and Performance Incentive Plan. For more information on our restricted stock awards, see the narrative discussion provided in the Grants of Plan-Based Award Table and its corresponding footnotes.

(3)	Based on the closing price of our common stock on December 31, 2009 of $53.46.

2009 Option Exercises and Stock Vested

The following table provides information relating to restricted stock that vested during 2009. No stock options were exercised by the named executive officers during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized On Vesting ($) (2)

John M. Stropki, Jr.	—	—	12,297	$502,332

Vincent K. Petrella	—	—	3,567	145,712

Frederick G. Stueber	—	—	3,213	131,251

David M. LeBlanc	—	—	1,788	73,040

George D. Blankenship	—	—	1,831	74,796

(1)	The amounts shown above represent restricted stock awarded on November 30, 2005 (pursuant to the Company’s 1998 Stock Plan) that vested on February 18, 2009. Under the terms of the awards, the shares became nonforfeitable on the earlier of (1) five years from the award date (or November 30, 2010), or (2) the date on which the Compensation and Executive Development Committee determines that the Company’s 2006 to 2008 Cash LTIP will make payments at 100% or more of targets. On February 18, 2009, the Compensation and Executive Development Committee determined that the Company’s 2006 to 2008 Cash LTIP would make payments at 140% of targets and, accordingly, the shares vested on that date. The number of shares above also include additional shares issued in connection with dividends attributable to the restricted stock from the award date to the vesting date pursuant to the terms of the awards.

(2)	Based on the closing price of our common stock on the vesting date (February 18, 2009) of $40.85.

RETIREMENT AND OTHER POST-EMPLOYMENT BENEFITS

2009 Pension Benefits

The following table provides information relating to potential payments and benefits under our Retirement Annuity Program, which we refer to as the RAP, and Supplemental Executive Retirement Plan, which we refer to as the SERP, for those individuals named in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
John M. Stropki, Jr.	Retirement Annuity Program Supplemental Executive Retirement Plan	37 37	(1) (2)	$1,098,302 5,948,950	(3) (4)	— —
Vincent K. Petrella	Retirement Annuity Program Supplemental Executive Retirement Plan	14 14	(1) (2)	385,627 225,297	(3) (4)	— —
Frederick G. Stueber	Retirement Annuity Program Supplemental Executive Retirement Plan	14 36	(1) (2)	650,475 2,505,259	(3) (4)	— —
David M. LeBlanc	Retirement Annuity Program Supplemental Executive Retirement Plan	15 15	(1) (2)	288,200 0	(3) (4)	— —
George D. Blankenship	Retirement Annuity Program Supplemental Executive Retirement Plan	24 24	(1) (2)	375,876 122,377	(3) (4)	— —

(1)	Under the RAP, credited years of service are the same as actual years of service, both of which are calculated from the date of hire with the Company. Accordingly, there is no benefit increase for credited years of service under the plan. All of the named executive officers are currently under normal retirement age.

(2)	Under the SERP, credited years of service versus actual years of service are the same for Messrs. Stropki, Petrella, LeBlanc and Blankenship, all of which are calculated from their dates of hire with the Company. Credited years of service versus actual years of service vary for Mr. Stueber as follows: (actual: 14) (credited: 36). Mr. Stueber was granted additional years of service under the SERP for service with his prior employer. As a result, benefits earned at his prior employer, if any, will serve as an offset against his SERP benefits. There are no prior employer offsets for Mr. Stueber. The aggregate benefit increase under the SERP for enhanced credited years of service for Mr. Stueber is $2,145,410.

(3)	This represents the actuarial present value of accrued benefits in the RAP for the named executive officers at December 31, 2009. However, this is an estimated full value number that is discounted to a current date. In addition, because the RAP does not provide for lump-sum payments, the amounts listed will not be paid in the form expressed here. The above actuarial present values were determined using a 5.78% discount rate, RP-2000 Mortality, age 60 commencement and no decrements for death or termination prior to age 60.

All of the named executive officers are currently vested in their RAP benefits because they each have at least five years of service with the Company.

Mr. Stropki will be eligible for a full, unreduced benefit under the RAP toward the end of 2010, when he reaches age 60. He may retire before that date and receive early retirement benefits; however, those early benefits will be actuarially reduced to account for an early payment. As of December 31, 2009, Mr. Stropki’s accrued benefit payable at age 60 under the plan was $97,464 per year.

Mr. Petrella will be eligible for a full, unreduced benefit beginning in 2020, or an earlier reduced benefit after he reaches age 55. As of December 31, 2009, Mr. Petrella’s accrued benefit payable at age 60 under the plan was $59,187 per year.

Mr. Stueber will be eligible for a full, unreduced benefit beginning in 2013, or an earlier reduced benefit should he retire before then. As of December 31, 2009, Mr. Stueber’s accrued benefit payable at age 60 under the plan was $67,369 per year.

Mr. LeBlanc will be eligible for a full, unreduced benefit beginning in 2024, or an earlier reduced benefit after he reaches age 55. As of December 31, 2009, Mr. LeBlanc’s accrued benefit payable at age 60 under the plan was $56,429 per year.

Mr. Blankenship will be eligible for a full, unreduced benefit beginning in 2022, or an earlier reduced benefit after he reaches age 55. As of December 31, 2009, Mr. Blankenship’s accrued benefit payable at age 60 under the plan was $63,058 per year.

(4)	This represents the actuarial present value of accrued benefits in the SERP for the named executive officers at December 31, 2009. However, this is an estimated full value number that is discounted to a current date. The above actuarial present values were determined using a 5.78% discount rate, IRS Notice 2008-85, assumed commencement of SERP benefits at age 60 and no decrements for death or termination prior to age 60.

Mr. Stropki will be fully-vested in the SERP toward the end of 2010 when he reaches age 60. Benefits may become vested earlier but this early vesting would require approval of our Compensation and Executive Development Committee of the Board. In addition, any benefits paid before age 60 would be actuarially reduced to account for an early payment. SERP benefits for Mr. Stropki are scheduled to be paid on a lump sum basis after his actual retirement based on elections required under U.S. Internal Revenue Code Section 409A. As of December 31, 2009, Mr. Stropki’s accrued benefit payable at age 60 under the plan was $500,000 per year, his limit under the plan.

Mr. Petrella will be fully-vested in the SERP in 2020, subject to the potential early vesting treatment outlined above. As of December 31, 2009, Mr. Petrella’s accrued benefit payable at age 60 under the plan was $32,751 per year.

Mr. Stueber will be fully-vested in the SERP in 2013, subject to the potential early vesting treatment outlined above. As of December 31, 2009, Mr. Stueber’s accrued benefit payable at age 60 under the plan was $245,751 per year.

Mr. LeBlanc will be fully-vested in the SERP in 2024, subject to the potential early vesting treatment outlined above. As of December 31, 2009, Mr. LeBlanc’s accrued benefit payable at age 60 under the plan was $0 per year, due to the fact that plan offsets currently exceed his SERP benefit.

Mr. Blankenship will be fully-vested in the SERP in 2022, subject to the potential early vesting treatment outlined above. As of December 31, 2009, Mr. Blankenship’s accrued benefit payable at age 60 under the plan was $19,445 per year.

Supplemental Executive Retirement Plan.    For purposes of the SERP:

•	Final average pay is the average base and bonus compensation for the three highest years in the seven-year period preceding retirement.

•

Years of service includes all service with the Company (and may include service with certain previous employers) but excludes service after age 65. Credited service for SERP purposes, as of December 31, 2009, for Messrs. Stropki, Petrella, Stueber, LeBlanc and Blankenship was 37, 14, 36, 15 and 24 years, respectively. Mr. Stueber was awarded prior years of service under the SERP for service with his previous employer. Since 2001, however, it has not been customary for us to grant extra years of credited service under the SERP.

•

Benefits payable under the SERP are reduced by the maximum Social Security benefit payable in the year of retirement, the single life benefit payable under the RAP, the lifetime benefit equivalence of any account balance attributable to employer matching contributions, Employee Stock Ownership Plan contributions and/or Financial Security Program contributions under the 401(k) plan, and other employer-paid qualified plan benefits paid by previous employers (but only if prior years of service are awarded under the SERP for service with that previous employer). Benefits under the SERP are also reduced if the covered employee has participated in the SERP for fewer than eight years at the time of retirement.

•

Unless a different factor is set by the Committee, participants are credited with only 20% of the net amount of the benefit otherwise payable under the SERP when they first become participants, and in each of the next eight years, an additional 10% of the net amount of the benefit will become payable upon retirement. As of December 31, 2009, all of the named executive officers had 100% participation factors. Unless modified, the maximum net benefit payable under the SERP is $300,000 per year.

•

SERP benefits vest at the plan’s normal retirement age of 60. None of the named executive officers is currently vested in the SERP. Benefits may become vested as early as age 55, but only if such vesting is approved by the Committee. If benefits are paid before age 60, they are reduced for early commencement. The SERP also provides accumulated benefits to eligible spouses of deceased employees or former employees.

•

Effective December 31, 2008, the SERP was amended and restated to bring the plan into compliance with Section 409A of the U.S. Internal Revenue Code, as well as to further specify the form of payment for any separation of service from the Company (even if before age 55), provided that the participant is vested under the SERP, where previously the SERP only accommodated distributions on or after age 55 and upon death.

Retirement Annuity Program (RAP).    Under the RAP, each eligible employee accumulates 2.5% of each year’s base compensation (limited to $245,000 for 2009 per Code limits) in the form of an annuity payable at normal retirement age (age 60 or five years of employment, if later). Participants may also retire early and receive a benefit as early as age 55, but that benefit is reduced to reflect the early payments. For example, a participant commencing his or her RAP benefit at age 55 will receive a benefit equal to 63.82% of his or her normal retirement benefit. In addition to the 2.5% accumulation each year, we have granted, on a number of occasions, additional prospective past service benefits. The program also provides accumulated benefits to eligible spouses of deceased employees or former employees. Benefits under the program are in addition to those payable under Social Security. The RAP was modified in 1997 and again in 2006 to provide one-time elections to all employees at those times. During 2009, the RAP was further amended to incorporate certain technical amendments.

•

The 2006 election provided a one-time choice for existing employees (hired before January 1, 2006), between maintaining the current program or opting into an alternative program in which the prospective annual earned annuity in the RAP is reduced to 1.25% of each year’s base compensation and the employee is entitled to an enhanced Lincoln contribution in the qualified 401(k) plan, based on service. The enhanced defined contribution program is known as the FSP Plus program. All employees hired after January 1, 2006 may participate in the FSP Plus program (and may not participate in any RAP benefits).

•

The 1997 election provided a one-time choice to existing employees (hired before November 1, 1997), between maintaining a feature in the RAP known as the Age 60 Feature (or Ramp) or eliminating that feature prospectively in lieu of receipt of employer-provided benefits in our 401(k) plan (referred to as FSP benefits). Under the Ramp feature, if a participant, including a named executive officer, works past normal retirement age (60), he or she may be eligible for certain enhanced benefits to be paid in one of two ways at his/her election: (1) retirement benefits would commence at age 60 while the participant continued to work, or (2) retirement benefits would be delayed until actual retirement with the participant receiving higher payments. Under the Ramp, a participant must start his or her retirement benefits at age 65, even if he/she continues to work for us.

2009 Nonqualified Deferred Compensation

The following table provides deferred compensation information for 2009 for those individuals named in the Summary Compensation Table. Deferred compensation benefits are available under our Top Hat Plan.

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
John M. Stropki, Jr.	$605,000	(1)	—	$252,420	(2)	$—	$4,332,994	(3)
Vincent K. Petrella	—		—	—		—	—
Frederick G. Stueber	50,000	(4)	—	16,884	(5)	—	284,728	(6)
David M. LeBlanc	—		—	—		—	—
George D. Blankenship	—		—	5,114		191,917	0

(1)	Of the amount reported, $280,000 is included in the “Salary” column of the Summary Compensation Table above. The remainder represents contributions made during 2009 from the 2008 MIP (bonus) amount, which bonus was paid in March 2009 and reflected as part of “Non-Equity Incentive Plan Compensation” in last year’s proxy statement.

(2)	Of the amount reported, $70,741 is included as compensation for 2009 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above, which amount represents the difference between $252,420 (which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with our Top Hat Plan) and $181,679 (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2009).

(3)	The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stropki was a named executive officer for those years.

(4)	The amount reported represents contributions made during 2009 from the 2008 MIP (bonus) amount, which bonus was paid in March 2009 and reflected as part of “Non-Equity Incentive Plan Compensation” in last year’s proxy statement.

(5)	Of the amount reported, $4,736 is included as compensation for 2009 in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above, which amount represents the difference between $16,884 (which was based on the rate of return for Moody’s Corporate Bond Average Index in accordance with our Top Hat Plan) and $12,148 (the hypothetical market-rate return specified by SEC rules for proxy statement disclosure purposes, which is based on 120% of the applicable federal long-term rate, compounded monthly for 2009).

(6)	The portions of the amount reported that relate to deferral contributions in prior years have all been reported in the Summary Compensation Table in those previous years to the extent Mr. Stueber was a named executive officer for those years.

2005 Deferred Compensation Plan (Top Hat Plan). Our plan is designed to be a “top-hat” plan that complies with Section 409A of the Code. Accordingly, the plan was amended and restated as of December 31, 2008 to bring it into compliance with Section 409A of the Code, as well as to permit participants to defer amounts under the Company’s Cash LTIP (previously, plan deferrals were limited to a participant’s base salary and annual bonus (MIP)). In order for a deferral to be eligible for deferred taxation, it must be subject to a substantial risk of forfeiture and must follow limited deferral and distribution rules. Under Section 409A of the Code, non-qualified deferred compensation plan distributions are permitted only in the event of separation from service, disability, death, a change in control of the employer or an unforeseeable emergency. Distributions also can be made at a specified time or under a fixed schedule, as stated in the plan at the time of the deferral.

Participation in our Top Hat Plan is limited to management and highly compensated employees, approved by the Committee, who have elected to make the maximum elective contributions permitted under the terms of our 401(k) plan for the applicable deferral period/year ($16,500 for 2009). Participants may elect to defer portions of their regular salary, annual bonus, and/or Cash LTIP award provided that the deferral amount under the plan and the 401(k) plan together cannot exceed 80% of base salary plus 80% of bonus plus 80% of Cash LTIP with respect to such deferral period. Deferrals are credited to participant accounts based on their elections and accounts are also credited with earnings based on the investment elections made by the participant. There are currently 23 investment options, 22 of which mirror the third-party managed investment funds available under our 401(k) plan and one, Moody’s Corporate Bond Average Index, that preserves an investment option previously available under our old deferred compensation plan. All of the third-party managed investment options track precisely with the returns reported by the investment managers for the funds to which they are associated. The Moody’s Corporate Bond Average Index is derived from pricing data for approximately 100 corporate bonds in the U.S. market, each with current outstandings of over $100 million.

Amounts deferred under the plan are distributed when a participant terminates employment with us or elects to receive an in-service distribution, which is available to assist participants in meeting shorter-term financial needs. In-service distributions are elected at the time the deferral election is made and are payable in a lump-sum payment on a date that is at least one calendar year after the date of the applicable deferral period/plan year. Distributions following death or retirement may be made by payment in five, ten or fifteen annual installments or by payment of a single lump-sum, except that accounts valued at less than $35,000 are distributed in a single lump-sum payment. The retirement distribution is available for participants starting at age 60 (or age 55 if the participant has 25 years of service). The plan administrator, in its sole discretion, may also allow for financial hardship distributions in certain circumstances. Loans are not permitted under the plan.

TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

The Termination and Change in Control Table below reflects the estimated additional amounts of compensation each named executive officer would receive in the event of a termination of employment. Termination events include: a voluntary termination by the executive; normal retirement of the executive (defined as termination at age 60 or later); an involuntary, not-for-cause termination by the Company; a for-cause termination by the Company; a termination upon a change in control; and a termination due to death or disability. In addition, estimated additional compensation amounts are shown in the event of a change in control without termination of employment. The amounts shown assume that each event occurred on December 31, 2009, the last business day of the calendar year.

Termination of Employment

No written agreements exist that provide additional payments to a named executive officer in the event he voluntarily terminates his employment with Lincoln or Lincoln terminates his employment (whether for cause or not). Pursuant to our standard employment policies, however, upon termination of employment, a named executive officer would be entitled to receive the following:

–	Earned but unpaid base pay, up to the date of termination;
–	Earned and unused vacation, up to the date of termination;
–	Vested amounts held in his account under our 401(k) Plan;
–	Amounts held in his account under our Top Hat Plan (based on the executive’s election);
–	Deferred vested benefits under our RAP (pension plan) – payments for which could begin at normal retirement age (60) or as early as age 55 (but at a reduced amount); and
–	Continuing medical and/or dental coverage under COBRA, for which the executive would pay 102% of the applicable premium.

In addition, the named executive officer generally would be entitled to exercise any vested stock options for a period of three months after termination (after which time the options would expire). However, vested options would be automatically cancelled if the executive’s employment were terminated for cause or if the executive engaged in competitive conduct within six months of his termination. Annual bonuses, cash long-term incentives, unvested stock options and restricted stock would be eliminated.

Normal Retirement

In addition to the entitlements described above, upon termination after normal retirement age, a named executive officer would be entitled to receive the following:

–	A pro-rata portion of the annual bonus (MIP), based on his period of employment during the calendar year, subject to achievement of the applicable personal and financial goals;
–	Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on his periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;
–	Vesting of any unvested stock options and restricted stock awards;
–	Normal vesting of benefits under the SERP (nonqualified pension plan);
–	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive; and
–	Financial planning services for the year of retirement and for one calendar year thereafter.

The named executive officer would be entitled to exercise his stock options for a period of three years after retirement (after which time the options would expire).

Change in Control

In July 2009, we entered into new severance agreements with the named executive officers. Pursuant to these agreements, in the event of a “change in control” and if the named executive officer’s employment with the Company is terminated without “cause” (as defined in the severance agreement) or the named executive officer terminates employment with the Company for “good reason” (as defined in the severance agreement) during the two-year period following the change in control, the Company will make severance payments and provide certain benefits as follows:

–	For the Chief Executive Officer, a lump-sum payment equal to three (3) times the sum of (i) base pay as described in the severance agreement, and (ii) bonus as described in the severance agreement. For the other named executive officers, the lump-sum payment is equal to two (2) times base pay and bonus as described above.
–	Upon a change in control (single trigger), a pro-rata bonus (MIP) payment equal to the greater of the actual or target amount.
–	Upon a change in control (single trigger), a pro-rata portion of cash long-term incentive awards granted prior to the change in control, in amounts equal to the greater of target or actual performance.
–	Continuation of medical insurance and life insurance for a period of three (3) years following the named executive officer’s termination date.
–	Immediate vesting under the SERP. There is no age or service credit under the severance agreements.
–	Outplacement services for a period of two (2) years capped at $100,000 for Mr. Stropki and $50,000 for the other named executive officers.
–	Under the severance agreements, there is no payment, net of taxes, to compensate for the excise tax imposed on these and other payments if they are determined to be excess parachute payments under the U.S. Internal Revenue Code (i.e., excise tax gross-up). Instead, the named executive officers have their severance payments reduced to the 280G (excess parachute payment) safe harbor limit.

Notwithstanding the foregoing, if the underlying transaction that triggered the change in control is abandoned, the Board may nullify the effect of the change in control and reinstate the agreements without prejudice to any action that may have been taken prior to the nullification.

During the period ending on the later of (1) one year following the termination date or (2) the end of the severance period (as described below), if the executive has received or is receiving severance compensation, the executive may not engage in a business enterprise in substantial and direct competition with the Company or one of our subsidiaries without the consent of Lincoln, which consent shall not be unreasonably withheld. The severance period commences on the date of the first occurrence of a change in control and ends on the earliest of (a) the third anniversary of the change in control, (b) the executive’s death, or (c) the executive’s sixty-fifth birthday.

In addition to these severance agreements, our outstanding stock option and restricted stock agreements provide for automatic vesting upon a change in control of the Company. However, beginning with 2007 awards (made in the fourth quarter of 2006), accelerated vesting for stock option awards and restricted stock grants upon a change in control also require a termination of employment in connection with the change in control. In addition, amounts held in executives’ accounts under our Top Hat Plan will be paid out automatically upon a change in control (regardless of whether employment is terminated).

The following events would constitute a change in control:

–	any individual, entity or group is or becomes the beneficial owner of 30% or more of the combined voting power of the then-outstanding voting stock of the Company;
–	a majority of the Board of Directors ceases to be comprised of incumbent directors;

–	certain reorganizations, mergers or consolidations, or the sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transactions are consummated; or
–	there is a complete liquidation or dissolution of the Company.

Death or Disability

In addition to the entitlements described above under the heading of “Termination of Employment,” upon death or termination due to disability, a named executive officer (or his beneficiary) would be entitled to receive the following:

–	A pro-rata portion of the annual bonus (MIP), based on the executive’s period of employment during the calendar year subject to achievement of the applicable personal and financial goals;
–	Pro-rata portions of each cash long-term incentive plan (Cash LTIP), based on the executive’s periods of employment during each of the open three-year cycles and upon completion of each cycle, subject to achievement of the applicable financial goals;
–	Vesting of any unvested stock options and restricted stock awards;
–	Vesting of accrued benefits under the SERP (nonqualified pension plan) if the Compensation and Executive Development Committee of the Board so provides; and
–	Continuing medical and/or dental coverage as a retiree, with 100% of the premium paid by the executive (or his surviving dependents).

The named executive officer (or his estate) would be entitled to exercise his stock options for a period of three years after termination (after which time the options would expire).

Termination and Change in Control Table

The following table sets forth estimates of the potential incremental payments to each of our named executive officers upon the specified termination events and upon a change in control without termination of employment, assuming that each such event took place on the last business day of 2009. The table does not quantify benefits under plans that are generally available to salaried employees and do not discriminate in favor of named executive officers, including the Retirement Annuity Program, the 401(k) plan, the health care plan and the life insurance plan. The 2009 Management Incentive Plan (or MIP) payment represents the difference between target MIP and actual MIP payments as disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. In addition, the table does not include the value of outstanding equity awards that have previously vested, such as stock options, which awards are set forth above in the Outstanding Equity Awards at Fiscal Year-End Table and also does not include the SERP value, which is included in the Pension Benefits Table above. For descriptions of the compensation plans and agreements that provide for the payments set forth in the following table, including our change in control agreements, see the “Executive Compensation Components” discussion contained in the Compensation Discussion and Analysis section above.

	John M. Stropki, Jr.	Vincent K. Petrella	Frederick G. Stueber	David M. LeBlanc	George D. Blankenship
Involuntary Termination/Termination Without Cause before Normal Retirement	$0	$0	$0	$0	$0
Normal Retirement (Age 60):	Not Eligible	Not Eligible	Not Eligible	Not Eligible	Not Eligible
Termination Following Change in Control:	$9,387,970	$2,195,802	$2,192,869	$2,197,984	$1,905,202
Severance	5,760,000	1,494,000	1,350,000	1,170,834	1,072,500
2009 Management Incentive Plan (MIP)	261,856	86,974	88,536	142,417	21,723
Long-Term Incentive Plan (Cash LTIP)	1,048,000	305,745	268,445	163,411	153,855
Stock Options—Accelerated Vesting	298,848	82,164	65,755	65,887	59,159
Restricted Stock—Accelerated Vesting	3,222,034	903,474	746,302	605,435	547,965
Outplacement Estimate	100,000	50,000	50,000	50,000	50,000
Reduction to Eliminate Excise Tax	(1,302,768)	(726,555)	(376,169)	0	0
Change in Control (No Termination):	$1,309,856	$392,719	$356,981	$305,828	$175,578
2009 Management Incentive Plan (MIP)	261,856	86,974	88,536	142,417	21,723
Long-Term Incentive Plan (Cash LTIP)	1,048,000	305,745	268,445	163,411	153,855
Death or Disability:	$4,109,882	$1,158,083	$955,502	$766,433	$692,679
Long-Term Incentive Plan (Cash LTIP)	589,000	172,445	143,445	95,111	85,555
Stock Options—Accelerated Vesting	298,848	82,164	65,755	65,887	59,159
Restricted Stock—Accelerated Vesting	3,222,034	903,474	746,302	605,435	547,965

Risk Profile of Compensation Programs

The Company believes its compensation and benefit programs have been appropriately designed to attract and retain talent and properly incent employees. Although we have a long history of pay-for-performance and incentive-based compensation, the programs contain several mitigating factors to ensure our employees, including our named executive officers, are not encouraged to take unnecessary risks in managing our business. These factors include:

–	Oversight of programs (or components of programs) by committees of the Board, including the Compensation & Executive Development and Finance Committees;
–	Discretion provided to the Compensation & Executive Development Committee of the Board (including negative discretion) to set targets, monitor performance and determine final payouts;
–	Oversight of programs (or components of programs) by a broad-based group of functions within the organization, including Human Resources, Finance, Audit and Legal and at multiple levels within the organization (both corporate and business unit/region);
–	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;
–	Caps on the maximum payouts available under certain programs, including the MIP and Cash LTIP, with no caps over competitive norms;
–	Incentives focused primarily on the use of reportable and broad-based financial metrics (such as EBITB, Net Income Growth, ROIC), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;
–	Annual reviews of market competitiveness and the relationship of compensation to financial performance of the Company;
–	Change in control arrangements that do not provide for tax gross-ups; and
–	Stock ownership requirements for executives that encourage a longer-term view of performance.

As a result, the Company believes that any risks associated with our compensation and benefits programs are not reasonably likely to have a material adverse effect upon the Company.

MANAGEMENT OWNERSHIP OF SHARES

The following table sets forth certain information regarding ownership of shares of common stock of the Company as of February 28, 2010 by each of the Directors, Director nominees and each of the Company’s executive officers named in the Summary Compensation Table above, as well as all Directors, Director nominees and executive officers as a group. Except as otherwise indicated, voting and investment power with respect to shares reported in this table are not shared with others.

BENEFICIAL OWNERSHIP TABLE
Directors and Director Nominees	Number of Shares of Lincoln Common Stock Beneficially Owned (1)		Percent of Class
Harold L. Adams	21,135	(2)	*
David H. Gunning	12,620	(3)	*
Stephen G. Hanks	9,635	(4)	*
Robert J. Knoll	6,635	(5)	*
G. Russell Lincoln	242,012	(6)	*
Kathryn Jo Lincoln	532,090	(7)	1.2%
William E. MacDonald, III	4,855	(8)	*
Christopher L. Mapes	1,726	(9)	*
Hellene S. Runtagh	15,135	(10)	*
George H. Walls, Jr.	15,135	(11)	*

Named Executive Officers
John M. Stropki, Jr.	469,478	(12)	1.1%
Vincent K. Petrella	92,986	(13)	*
Frederick G. Stueber	69,053	(14)	*
David M. LeBlanc	32,145	(15)	*
George D. Blankenship	47,823	(16)	*

All Directors, Director Nominees and Executive Officers as a group (17 persons)	1,637,290	(17)	3.8%

*	Indicates less than 1%

(1)	Reported in compliance with the beneficial ownership rules of the Securities and Exchange Commission, under which a person is deemed to be the beneficial owner of a security, for these purposes, if he or she has or shares voting power or investment power over the security or has the right to acquire the security within 60 days of February 28, 2010.

(2)	Includes 2,814 restricted shares and 15,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2010.

(3)	Includes 2,814 restricted shares and 5,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2010.

(4)	Includes 2,814 restricted shares and 6,000 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2010.

(5)	Includes 2,814 restricted shares.

(6)

Of the shares reported, Mr. Lincoln held of record 173,482 shares, 2,814 shares of which are restricted shares. An additional 514 shares were held of record by his spouse. The remaining shares were held of record as follows: 6,159 shares by a trust for the benefit of his son, as to which Mr. Lincoln is a trustee; 17,577 shares by the Laura R. Heath Family Trust for which Mr. Lincoln serves as trustee; 30,780 shares by The G.R. Lincoln Family Foundation for which Mr. Lincoln serves as a trustee; and 13,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2010. Mr. Lincoln disclaims beneficial ownership of the shares held by his spouse, the trust and the Foundation.

(7)	Of the shares reported, 23,333 shares were held of record by a trust established by Ms. Lincoln, under which she has sole investment and voting power and which shares have been pledged in connection with a margin loan, and 2,814 shares are restricted shares. The remaining shares were held of record as follows: 501,622 shares were held of record by the Lincoln Institute of Land Policy, of which Ms. Lincoln is the Chair, as to which shares Ms. Lincoln disclaims beneficial ownership; and 3,500 shares may be acquired upon the exercise of stock options within 60 days of February 28, 2010.

(8)	Includes 3,355 restricted shares.

(9)	Includes 726 restricted shares.

(10)	Includes 2,814 restricted shares and 9,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2010.

(11)	Includes 2,814 restricted shares and 6,500 shares that may be acquired upon the exercise of stock options within 60 days of February 28, 2010.

(12)	Of the shares reported, Mr. Stropki held of record 103,666 shares, 60,270 shares of which are restricted shares and 107 shares of which were held of record by a trust established by Mr. Stropki and his spouse, over which they share investment and voting power. Mr. Stropki has or had the right to acquire 365,812 shares upon the exercise of stock options within 60 days of February 28, 2010.

(13)	Of the shares reported, Mr. Petrella held of record 23,046 shares, 2,400 shares of which are held jointly by Mr. Petrella and his spouse and over which they share voting and investment power, and 16,900 shares of which are restricted shares. Mr. Petrella has or had the right to acquire 69,940 shares upon the exercise of stock options within 60 days of February 28, 2010.

(14)	Of the shares reported, Mr. Stueber held of record 21,024 shares, 13,960 shares of which are restricted shares, and has or had the right to acquire 48,029 shares upon the exercise of stock options within 60 days of February 28, 2010.

(15)	Of the shares reported, Mr. LeBlanc held of record 13,992 shares, 11,325 shares of which are restricted shares, and has or had the right to acquire 18,153 shares upon the exercise of stock options within 60 days of February 28, 2010.

(16)	Of the shares reported, Mr. Blankenship held of record 15,121 shares, 1,070 of which are held jointly by Mr. Blankenship and his spouse and over which they share voting power, and 10,250 shares which are restricted shares. Mr. Blankenship has or had the right to acquire 32,702 shares upon the exercise of stock options within 60 days of February 28, 2010.

(17)	Includes 637,178 shares which all executive officers and Directors, as a group, have or had the right to acquire upon the exercise of stock options within 60 days of February 28, 2010.

In addition to the above management holdings, as of February 28, 2010, The Lincoln Electric Company Employee Savings Plan (401(k) plan) held 1,232,583 shares of Lincoln common stock, or approximately 2.9% of the shares of Lincoln common stock outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and beneficial owners of 10% or more of the outstanding shares of common stock of the Company to file reports of beneficial ownership and changes in beneficial ownership with respect to the securities of the Company with the Securities and Exchange Commission and to furnish copies of those reports to the Company. Based solely on a review of the Forms 3 and 4 and amendments thereto furnished to the Company during 2009 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2009, the Company believes that for the year 2009 all filing requirements were met on a timely basis.

OTHER OWNERSHIP OF SHARES

Set forth below is information about the number of shares held by any person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company to be an owner of more than 5% of the shares of the common stock of the Company, other than the persons indicated in the Beneficial Ownership Table above, as of December 31, 2009.

Name and Address of Beneficial Owner	No. of Shares and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc.	2,171,261	(1)	5.11%
40 East 52nd Street
New York, NY 10022
Royce & Associates, LLC	4,828,816	(2)	11.35%
745 Fifth Avenue
New York, New York 10151

(1)	According to its Schedule 13G filed with the SEC on January 29, 2010, BlackRock, Inc. has sole voting and dispositive power over 2,171,261 shares. In its Schedule 13G filing, BlackRock states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participation in any transaction having that purpose or effect.

(2)	According to its Schedule 13G, most recently amended on January 25, 2010, Royce & Associates, LLC has sole voting and dispositive power over 4,828,816 shares. In its Schedule 13G/A filing, Royce states that the shares of Lincoln common stock reported in the filing were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2009, none of the Compensation and Executive Development Committee members were employees of the Company or any of its subsidiaries, and there were no reportable business relationships between the Company and the Compensation and Executive Development Committee members. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Compensation and Executive Development Committee. In addition, none of the Company’s executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors.

AUDIT COMMITTEE REPORT

The Audit Committee consists solely of independent Directors within the meaning of the NASDAQ listing standards. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Committee has received the written disclosures and letter from the independent auditors pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from management and the Company.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company’s independent auditors for the year ending December 31, 2010 and the ratification thereof by the shareholders.

By the Audit Committee:

/s/ Robert J. Knoll, Chair

Stephen G. Hanks

Kathryn Jo Lincoln

Hellene S. Runtagh

George H. Walls, Jr.

RATIFICATION OF INDEPENDENT AUDITORS

Proposal No. 2

A proposal will be presented at the Annual Meeting to ratify the appointment of the firm of Ernst & Young LLP as the Company’s independent auditors to examine our books of account and other records and our internal control over financial reporting for the fiscal year ending December 31, 2010.

Fees for professional services provided by Ernst & Young LLP as the Company’s independent auditors in each of the last two fiscal years, in each of the following categories are:

	2009	2008
Audit Fees	$2,677,000	$2,571,000
Audit-Related Fees	294,000	137,000
Tax Fees	177,000	271,000
All Other Fees	0	0

	$3,148,000	$2,979,000

Audit Fees include fees associated with the annual integrated audit of the financial statements and internal control over financial reporting in 2009 and 2008, the reviews of the Company’s quarterly reports on Form 10-Q, statutory audits required for the Company’s international subsidiaries and services provided in connection with regulatory filings with the Securities and Exchange Commission. Audit-Related Fees for 2009 primarily relate to audit services associated with an acquisition and audits of employee benefit plans. Audit-Related Fees for 2008 principally include audits of employee benefit plans and accounting advisory assistance. Tax Fees include tax compliance and tax advisory services.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services performed by the Company’s independent auditors, including the scope of and fees for such services. Requests for audit services, as defined in the policy, must be approved prior to the performance of such services. Generally, requests for audit-related services, tax services and permitted non-audit services, each as defined in the policy, must be presented for approval prior to the performance of such services, to the extent known at that time. The Committee has resolved that three specific categories of services, namely tax advisory services, international tax compliance services and audit-related services related to employee benefit plans, are permissible without itemized pre-approval in an amount not to exceed $50,000 for each of the foregoing services. Itemized detail of all such services performed is subsequently provided to the Committee. In addition, the Company’s independent auditors are prohibited from providing certain services described in the policy as prohibited services. All of the fees included in Audit-Related Fees, Tax Fees and All Other Fees shown above were pre-approved by the Audit Committee (or included in the $50,000 limit for certain services as detailed above).

Generally, requests for independent auditor services are submitted to the Audit Committee by the Company’s Senior Vice President, Chief Financial Officer and Treasurer (or other member of the Company’s senior financial management) and the Company’s independent auditors for consideration at the Audit Committee’s regularly scheduled meetings. Requests for additional services in the categories mentioned above may be approved at subsequent Audit Committee meetings to the extent that none of such services is performed prior to its approval (unless such services are included in the categories of services that fall within the $50,000 limit as detailed above). The Chairman of the Audit Committee is also delegated the authority to approve independent auditor services requests under certain dollar thresholds provided that the pre-approval is reported at the next meeting of the Audit Committee. All requests for independent auditor services must include a description of the services to be provided and the fees for such services.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate shareholder questions. Although ratification of the appointment of the independent auditors is not required by law, the Audit Committee and the Board of Directors believe that shareholders should be given the opportunity to express their views on the subject. While not binding on the Audit Committee or the Board of Directors, the failure of the shareholders to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors would be considered by the Board of Directors in determining whether or not to continue the engagement of Ernst & Young LLP. Ultimately, the Audit Committee retains full discretion and will make all determinations with respect to the appointment of independent auditors, whether or not the Company’s shareholders ratify the appointment. Ratification requires the affirmative vote of the majority of the shares of Lincoln common stock present or represented and entitled to vote on the matter at the Annual Meeting. Unless otherwise directed, shares represented by proxy will be voted FOR ratification of the appointment of Ernst & Young LLP.

Your Board of Directors recommends that you vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting, but if any such matters properly come before the Annual Meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the Proxy in accordance with their best judgment.

LINCOLN ELECTRIC HOLDINGS, INC.

Frederick G. Stueber

Senior Vice President,

General Counsel and Secretary

By Order of the Board of Directors

Cleveland, Ohio

March 19, 2010

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/leco Use the Internet to vote your proxy until 12:00 p.m. (CT) on April 28, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on April 28, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

    Please detach here

The Board of Directors Recommends a Vote FOR all nominees listed in Proposal 1 and FOR Proposal 2. Both of the proposals have been proposed by the Company. The shares represented by your proxy will be voted in accordance with the voting instructions you specify below. If you sign, date and return your proxy but do not give specific voting instructions, your votes will be cast FOR all nominees in Proposal 1 and FOR Proposal 2.

1.	Election of directors: Class Whose Term Ends in 2013:	01 Stephen G. Hanks 02 Kathryn Jo Lincoln	03 William E. MacDonald, III 04 George H. Walls, Jr.	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of Independent Auditors.				☐ For ☐ Against ☐ Abstain

3.  In their discretion, the proxies named herein are also authorized to take any action upon any other business that may properly come before the Annual Meeting, or any adjournment(s) or postponement(s) of the Annual Meeting.

☐ I plan to attend the Annual Meeting.	☐	I consent to access future shareholder communications over the Internet as stated in the proxy statement.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

LINCOLN ELECTRIC HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 29, 2010

11:30 a.m.

LINCOLN ELECTRIC HOLDINGS, INC.	PROXY AND VOTING INSTRUCTION

THIS PROXY AND THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 29, 2010.

The shareholder signing this card appoints John M. Stropki, Jr., Vincent K. Petrella and Frederick G. Stueber, together or separately, as proxies, each with the power to appoint a substitute. They are directed to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares held by the signing shareholder on the record date, at the Company’s Annual Meeting of Shareholders to be held at 11:30 a.m., local time, on April 29, 2010, or at any postponement(s) or adjournment(s) of the meeting, and, in their discretion, on all other business properly brought before the meeting or at any postponement(s) or adjournment(s) of the meeting.

As described more fully in the proxy statement and on the reverse side, this card also provides voting instructions to Fidelity Management Trust Company, as Trustee under The Lincoln Electric Company Employee Savings Plan (“401(k) Plan” or “Plan”). The signing Plan participant directs the Trustee to vote, as indicated on the reverse side of this card, all the Lincoln Electric common shares credited to the account of the signing Plan participant as of the record date, at the Annual Meeting of Shareholders, and in the Trustee’s discretion, on all other business properly brought before the meeting.

NOTE TO PARTICIPANTS IN THE LINCOLN ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN (“401(k) PLAN” or “PLAN”). As a participant in the 401(k) Plan, you have the right to direct Fidelity Management Trust Company, as Trustee for the Plan, to vote the shares allocated to your Plan account. Participant voting directions will remain confidential. Please note that the number of shares reported on this card is an equivalent number of shares based on the units credited to your Plan account. To direct the Trustee by mail to vote the shares allocated to your Plan account, please mark the voting instruction form below and sign and date it on the reverse side. A postage-paid envelope for mailing has been included with your materials. To direct the Trustee by telephone or over the Internet to vote the shares allocated to your Plan account, please follow the instructions and use the Company Number given on the reverse side. Each participant who gives the Trustee voting directions acts as a named fiduciary for the 401(k) Plan under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

If you do not give specific voting directions on the voting instruction form or when you vote by phone or over the Internet, the Trustee will vote your Plan shares as recommended by the Board of Directors. If you do not return the voting instruction form or do not vote by phone or over the Internet, the Trustee shall not vote your Plan shares. Plan shares representing forfeited Account values that have not been reallocated at the time of the proxy solicitation will be voted by the Trustee in proportion to the way other 401(k) Plan participants directed their Plan shares to be voted.

See reverse for voting instructions.